UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

American Financial Realty Trust

(Name of Registrant as Specified In Its Charter)

1725 The Fairway, Jenkintown, Pennsylvania, 19046

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN FINANCIAL REALTY TRUST

1725 The Fairway

Jenkintown, PA 19046

August 25, 2003

To our Shareholders:

On behalf of our entire Board of Trustees, I cordially invite you to attend our 2003 Annual Meeting of Shareholders. This meeting will be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Thursday, September 25, 2003 at 10:00 a.m., local time. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted upon at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card instructions for voting and the 2002 Annual Report to shareholders.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual Meeting of Shareholders accompanying this letter and on the enclosed proxy card.

If you are not able to attend the meeting in person, you can also choose to listen to the meeting by webcast, which is explained on the opposite side of this letter.

I look forward to seeing you at the meeting.

Best regards,

Nicholas S. Schorsch
President, Chief Executive Officer and Vice Chairman

WEBCAST DIRECTIONS

You are cordially invited to listen to the American Financial Realty Trust 2003 Annual Meeting of Shareholders webcast live via the Internet on Thursday, September 25, 2003, beginning at 10:00 a.m., local time. Using the webcast will enable you to hear the speakers on a synchronized basis. The webcast will not enable you to ask questions or to vote your shares.

The webcast may be accessed on our website at http://www.afrt.com. The event may be accessed by clicking on “Investors” at the top of the page, and following the Annual Meeting webcast link. Minimum requirements to listen to this broadcast online are: Windows Media Player® software, downloadable at http://www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media Player® by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the website at the same address through October 25, 2003.

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1725 The Fairway

Jenkintown, PA 19046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held September 25, 2003

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders (the “Meeting”) of American Financial Realty Trust, a Maryland real estate investment trust (the “Trust”), will be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Thursday, September 25, 2003 at 10:00 a.m., local time, for the following purposes:

1.	To approve an amendment to the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”) to eliminate the staggered board feature and instead provide that each member of the Board of Trustees (the “Board”) will be subject to annual re-election;

2.	If Proposal 1 to de-stagger the Board is approved, to elect 10 Trustees to hold office until the annual meeting of shareholders to be held in 2004; or, if Proposal 1 is not approved, to elect three Class I Trustees to the Board to hold office until the annual meeting of shareholders to be held in 2006;

3.	To approve the amendment and restatement of the Trust’s 2002 Equity Incentive Plan (the “Incentive Plan”), which includes a 6,750,000 increase in the number of common shares authorized for issuance under the Incentive Plan; and

4.	To transact such other business as may properly come before the Meeting.

The Board has fixed the close of business on August 8, 2003, as the record date for the Meeting. Only shareholders of record as of that date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

An admission ticket, which is required for entry into the Meeting, is attached to the enclosed proxy card. If you plan to attend the Meeting, please vote your proxy but keep the admission ticket and bring it to the Meeting. If your shares are held in the name of a bank broker or other holder of record, you will need proof of ownership to attend the Meeting. A recent bank or brokerage account statement are examples of proof of ownership.

If you plan to attend the Meeting, registering in advance will expedite your entry into the Meeting. If you hold your Trust shares directly in your name, you may pre-register by following the instructions for pre-registration on the top portion of the enclosed proxy card. If you hold your Trust shares through a broker or other nominee, you may send a request for pre-registration to: American Financial Realty Trust Annual Meeting Pre-Registration, American Financial Realty Trust, 1725 The Fairway, Jenkintown, Pennsylvania 19046. Your request should include the following information:

•	your name and complete mailing address;

•	if you have appointed a proxy to attend the Meeting on your behalf, the name of that proxy; and

•	a copy of a brokerage statement reflecting your share ownership as of the record date.

PLEASE NOTE THAT, EVEN IF YOU REGISTER IN ADVANCE, VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR A COPY OF YOUR BROKERAGE STATEMENT WILL STILL BE REQUIRED FOR ADMISSION TO THE MEETING. ADDITIONALLY, ANY PROXY YOU APPOINT MUST ALSO PRESENT LEGALLY SUFFICIENT EVIDENCE OF THEIR APPOINTMENT IN ORDER TO GAIN ADMISSION TO THE MEETING.

In some instances, we may allow members of shareholders’ immediate families to attend the Meeting. However, space at the Meeting is limited, so we reserve the right to restrict the number of attendees in our discretion.

The accompanying form of proxy is solicited by the Board. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting.

By Order of the Board,

Sonya A. Huffman
Secretary

Jenkintown, Pennsylvania
August 25, 2003

Please Complete and Return Your Signed Proxy Card

Please complete and promptly return the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Meeting, if you choose to do so. It will, however, help to assure that a quorum is present for the Meeting.

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AMERICAN FINANCIAL REALTY TRUST

1725 The Fairway

Jenkintown, PA 19046

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Trustees of American Financial Realty Trust (the “Board”), a Maryland real estate investment trust (the “Trust”), for use at the Trust’s 2003 Annual Meeting of Shareholders (the “Meeting”), to be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Thursday, September 25, 2003 at 10:00 a.m., local time, and any adjournment or postponement thereof, for the purposes set forth in the foregoing notice and more fully discussed herein. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being mailed to shareholders of the Trust on or about August 25, 2003. Only shareholders of record at the close of business on August 8, 2003 (the “Record Date”) shall be entitled to notice of and to vote at the Meeting.

General Information

The questions and answers set forth below provide general information regarding this Proxy Statement and the Meeting.

Why is the Meeting being held in September?

The Meeting was scheduled as soon as practicable after the completion of our initial public offering, which we completed on June 30, 2003. The annual meeting of shareholders to be held in 2004 and subsequent annual meetings are intended to be held in May or June.

When are our Annual Report to shareholders and this proxy statement first being sent to shareholders?

Our 2002 Annual Report to shareholders and this Proxy Statement are being sent to shareholders beginning on or about August 25, 2003.

What will shareholders be voting on?

1.	To approve an amendment to the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”) to eliminate the staggered board feature and instead provide that each member of the Board will be subject to annual re-election;

2.	If Proposal 1 to de-stagger the Board is approved, to elect 10 Trustees to hold office until the annual meeting of shareholders to be held in 2004; or, if Proposal 1 is not approved, to elect three Class I Trustees to the Board to hold office until the annual meeting of shareholders to be held in 2006;

3.	To approve the amendment and restatement of the Trust’s 2002 Equity Incentive Plan (the “Incentive Plan”), which includes a 6,750,000 increase in the number of common shares authorized for issuance under the Incentive Plan; and

4.	To transact such other business as may properly come before the Meeting.

Who is entitled to vote at the Meeting and how many votes do they have?

Common shareholders of record at the close of business on the Record Date, may vote at the Meeting. Each share has one vote. There were 107,806,508 common shares outstanding on the Record Date.

How do I vote?

You must be present, or represented by proxy, at the Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Meeting in person, we send proxy cards to all of our shareholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman, and Edward J. Matey Jr., our Senior Vice President and General Counsel as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card, but do not indicate your vote on business matters, your proxy will vote “FOR” Proposals 1 through 3. We do not intend to bring any other matter for a vote at the Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Meeting.

How do I vote using my proxy card?

Simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

How do I revoke my proxy?

You may revoke your proxy at any time before your shares are voted at the Meeting by:

•	notifying the Trust’s Secretary, Sonya A. Huffman, in writing at 1725 The Fairway, Jenkintown, PA 19046, that you are revoking your proxy;

•	executing a later dated proxy card; or

•	attending and voting by ballot at the Meeting.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

As of the Record Date, the Trust had 107,806,508 common shares outstanding. A majority of the outstanding shares entitled to be cast at the Meeting, present or represented by proxy, constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Meeting, the shareholders present in person or by proxy may adjourn the Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

Can Limited Partners in our operating partnership (“OP”) vote their OP Units?

No. Only common shareholders of record at the close of business on the Record Date, may vote at the Meeting. Holders of OP units are not shareholders of the Trust, and therefore may not vote their units. The OP unitholders do, however, have conversion rights, which enable them to convert their units into common shares on a one-for-one basis. However, an OP unitholder would have to have converted his/her OP units into common shares prior to the Record Date in order to vote at the Meeting. As of the Record Date, there were 4,455,966 OP units outstanding.

How will my vote be counted?

With respect to Proposal 1 (amendment to the Trust’s Declaration of Trust to eliminate the staggered board feature and instead provide that each member of the Board be subject to annual re-election) and Proposal 3 (amendment and restatement of the Incentive Plan), votes may be cast in favor of or against these proposals. An abstention on these proposals will have the effect of a vote against the proposals. With respect to Proposal 2, the election of Trustees, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote. Where brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), these shares will not be included in the votes cast, but will be counted in determining if there is a quorum at the Meeting.

What percentage of our common shares do the Trustees and executive officers own?

Our Trustees and executive officers owned approximately 4.4% of our beneficially owned common shares as of the Record Date. (See the discussion under the heading “Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners” for more details.)

What vote is required for the proposals?

The affirmative vote of two-thirds of the shares represented in person or by proxy at the Meeting and entitled to vote at the Meeting is required to approve Proposal 1 (amendment to Declaration of Trust to eliminate the staggered board feature).

With respect to Proposal 2, Trustees are elected by a plurality of the votes, which means that the nominees with the most votes are elected.

With respect to Proposal 3 (amendment and restatement of the Incentive Plan), the affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote at the Meeting is required to approve this proposal.

What vote is required on other matters?

A majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Declaration of Trust. An abstention on such matters will have the same effect as a vote against.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Morrow & Company, our proxy solicitor, will be assisting us for a fee of approximately $7,500, plus out-of-pocket expenses. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are shareholder proposals and Trustee nominations for our 2004 Annual Meeting of Shareholders due?

In accordance with our bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2004 Annual Meeting of Shareholders must be given no earlier than April 24, 2004, and no later than May 24, 2004. In the event that the date of the mailing of the notice for the 2004 Annual Meeting of Shareholders is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the 2003 Annual Meeting of Shareholders, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by the Trust. These requirements do not affect the deadline for submitting shareholder proposal for inclusion in the proxy statement (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at the meeting.

When are shareholder proposals intended to be included in the proxy statement for the 2004 Annual Meeting of Shareholders due?

Shareholders who wish to include proposals in the proxy statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2004 Annual Meeting of Shareholders must be submitted in writing by April 24, 2004, to Sonya A. Huffman, Senior Vice President—Operations and Secretary, at 1725 The Fairway, Jenkintown, PA 19046. However, if the date of the 2004 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2003 Annual Meeting of Shareholders, the deadline for shareholder proposals to be included in the proxy statement is a reasonable time before the Trust begins to print and mail its proxy materials. You should submit any proposal by a method that permits you to prove the date of delivery to us.

PROPOSAL 1—AMENDMENT TO THE DECLARATION OF TRUST TO

DE-STAGGER THE BOARD

The Trust’s Declaration of Trust currently provides that the Board shall be divided into three classes, with each class to be nearly as equal in number as possible. The Declaration of Trust also provides that the three classes of Trustees are to have staggered terms, such that the terms of only approximately one-third of the Board will expire at each annual meeting of shareholders, and each Trustee serves a three-year term. This proposal relates to approval of an amendment to the Declaration of Trust to de-stagger the Board and provide for the annual election of all Trustees commencing with the Meeting.

Section 5.2 of the Declaration of Trust currently reads as follows:

Section 5.2    Number and Classification.  The number of Trustees (hereinafter the “Trustees”) shall be seven, which number may be increased or decreased only by the Board of Trustees pursuant to the Bylaws of the Trust. The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws, or, in order to fill a vacancy on the Board of Trustees, in the manner provided in the Bylaws.

The Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) shall be classified, with respect to the terms for which they severally hold office, into three classes as determined by the Trustees, as nearly equal in number as possible, one class to hold office initially for a term expiring at the next succeeding annual meeting of shareholders (the “Class I Trustees”), another class to hold office initially for a term expiring at the second succeeding annual meeting of shareholders (the “Class II Trustees”) and another class to hold office initially for a term expiring at the third succeeding annual meeting of shareholders (the “Class III Trustees”), with the Trustees of each class to hold office until their successors are duly elected and qualify. At each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualify.

The initial Class I Trustees are Glenn Blumenthal, and Raymond Garea. The initial Class II Trustees are Lewis S. Ranieri, Henry Faulkner, III, and Richard A. Kraemer. The initial Class III Trustees are Nicholas S. Schorsch and J. Rock Tonkel, Jr.

The specific text of this Proposal 1 is to replace Section 5.2 of the Declaration of Trust in its entirety with the following:

Section 5.2    Number.  The number of Trustees (hereinafter the “Trustees”) shall be ten, which number may be increased or decreased only by the Board of Trustees pursuant to the Bylaws of the Trust. The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws, or, in order to fill a vacancy on the Board of Trustees, in the manner provided in the Bylaws.

The Board believes that staggered boards are often viewed as having the effect of insulating Trustees from being accountable to the Trust’s shareholders. A staggered board limits the ability of shareholders to elect all Trustees on an annual basis, and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. De-staggering the Board could therefore make it more likely that a potential acquiror may offer the Trust’s shareholders a control premium for their shares. However, if the proposal is approved, the entire Board could be removed in any single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of the Trust on terms that the current Board does not believe are in the best interests of the Trust’s shareholders.

Vote Required for Approval

Approval of Proposal 1 requires the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast at the Meeting. For purposes of the vote on this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

The Board unanimously recommends a vote FOR approval of Proposal 1.

PROPOSAL 2—ELECTION OF TRUSTEES

The Declaration of Trust currently provides that the Board will be divided into three classes, with each class to be nearly as equal in number as possible. The Declaration of Trust also provides that the three classes of Trustees are to have staggered terms, so that the terms of only approximately one-third of the Board will expire at each annual meeting of shareholders, and each Trustee serves a three-year term. If the Proposal 1 to amend the Declaration of Trust to de-stagger the Board is approved, the staggered Board will be eliminated, the current term of each Trustee in office as of the Meeting will end, and all Trustees will, starting with the Meeting, be elected for one-year terms at each annual meeting of shareholders. The Board consists of such number of Trustees as is from time to time by resolution adopted by the Board as provided in the Trust’s bylaws. The Board currently is authorized to have up to ten members.

In the event that the proposal to de-stagger the Board is approved by the shareholders, the Board recommends to the shareholders the election of the following designated nominees for election at the Annual Meeting, to serve as Trustees until the Annual Meeting of Shareholders held in 2004 and the election and qualification of his respective successor or until his earlier death, removal or resignation:

Glenn Blumenthal	William M. Kahane
John M. Eggemeyer III	Richard A. Kraemer
Raymond Garea	Lewis S. Ranieri
Michael J. Hagan	Nicholas S. Schorsch
John P. Hollihan III	J. Rock Tonkel, Jr.

In the event that Proposal 1 to amend the Declaration of Trust to de-stagger the Board is not approved by the shareholders, the Board recommends to the shareholders the election of the following designated nominees for election at the Meeting, to serve as Class I Trustees until the annual meeting of shareholders held in 2006:

Glenn Blumenthal

Raymond Garea

William M. Kahane

All nominees are presently Trustees who have consented to be named, and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of Trustees to be elected at the Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as Trustee is set forth in the section of the Proxy Statement entitled “Our Board and Executive Officers.”

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 2.

OUR BOARD AND EXECUTIVE OFFICERS

Our Declaration of Trust provides for three classes of Trustees: Class I Trustees, Class II Trustees and Class III Trustees. Currently, each class serves a staggered term of three years; however, if Proposal 1 is approved, the staggered Board will be eliminated and the Trustees will serve for one year terms and thus be subject to election annually.

Each of our executive officers, other than Edward J. Matey Jr. and Lee S. Saltzman, has served as an officer since we commenced operations on September 10, 2002, and prior to that time was employed by American Financial Resource Group, Inc., or AFRG, which was founded in 1995 for the purpose of acquiring operating companies and other assets in a variety of industries including financial services and real estate. Each of our executive officers, other than Mr. Matey, Mr. Saltzman and Ms. Schorsch, also was an officer of, although not employed by, our REIT from its formation on May 23, 2002, until it commenced operations on September 10, 2002.

Glenn Blumenthal, Age 45, Senior Vice President—Asset Management, Chief Operating Officer and Class I Trustee

Glenn Blumenthal has served as our Senior Vice President—Asset Management, Chief Operating Officer and a member of our Board since our formation as a REIT. From April 1999 to September 2002, Mr. Blumenthal was a Senior Vice President of AFRG. Mr. Blumenthal has over 20 years experience specializing in the acquisition and disposition of large real estate portfolios. His background also includes property management, leasing, site selection and land development. From 1992 to April 1999, Mr. Blumenthal was a Vice President at First Union National Bank (now known as Wachovia Bank) responsible for acquisition and asset management of major offices, capital and expense budgeting and reporting. In this position, he was an integral part of our predecessor’s 1998 acquisition from First Union of 105 bank branches that First Union sold after its merger with CoreStates Bank. From 1988 to 1992, Mr. Blumenthal was with the Resolution Trust Corporation where he managed a $120 million real estate portfolio.

William P. Ciorletti, Age 47, Senior Vice President—Finance and Chief Financial Officer

William P. Ciorletti has served as our Senior Vice President—Finance and Chief Financial Officer since our formation as a REIT. From April 1998 to September 2002, Mr. Ciorletti was Chief Financial Officer of AFRG and president of AFRG’s operating companies. Mr. Ciorletti has over 22 years of experience in financial and operational management and has been active in the merger and acquisition activity of all AFRG affiliates. From August 1982 to January 1992, Mr. Ciorletti served as President and CEO of Central Atlantic Distributors, Inc., an engineering and commercial building equipment distributor, and also served on the boards of several industry organizations, until he sold the company in 1992. From January 1992 to 1995, he worked for the company that acquired Central Atlantic Distributors, and from 1995 to April 1998, he was involved with restructurings and acquisitions for various companies. Mr. Ciorletti began his career with Touche Ross & Co., an international accounting and consulting firm. Mr. Ciorletti is a Certified Public Accountant.

John M. Eggemeyer III, Age 57, Class II Trustee

John M. Eggemeyer III has served as a member of our Board since April 2003. Mr. Eggemeyer is the Founder and Chief Executive Officer of Castle Creek Capital LLC and Castle Creek Financial LLC, which together form a merchant banking organization serving the banking industry, and each of which he founded in 1990. Mr. Eggemeyer has been the Chairman of the Board of First Community Bancorp since May 2000 and was the Chairman of the Board of Rancho Santa Fe National Bank from February 1995 until the formation of the First Community Bancorp. He has also been a director of TCF Financial Corporation since 1994 and Union Acceptance Corporation since October 2000 (non-executive Chairman since September 2002).

Raymond Garea, Age 53, Class I Trustee

Raymond Garea has served as a member of our Board since our formation as a REIT. Mr. Garea is currently Chief Executive Officer of Axia Capital Management, LLC, which he founded in November 1991. From 1991 until October 2001, Mr. Garea was a senior member of the Portfolio Management team at Franklin Mutual Advisors (and its predecessor firm, Heine Securities), the investment advisor for the Mutual Series Fund Group. He was the Portfolio Manager for Mutual Financial Services since its inception in August 1997 and for Mutual Qualified from October 1998 until February 2002. From 1987 to 1991, Mr. Garea was Vice President and Senior Analyst in the High Yield Research Group at Donaldson, Lufkin & Jenrette. Mr. Garea started his career as a financial analyst at Cates Consulting in 1981. At the time of his departure in 1987, he was president of Cates Consulting. From 1973 to 1981, Mr. Garea was Director of Education and Research at the Conference of State Bank Supervisors, a national association for state bank regulators.

Michael J. Hagan, Age 40, Class III Trustee

Michael J. Hagan has served as a member of our Board since April 2003. Mr. Hagan has been the Chairman of the Board and Chief Executive Officer of NutriSystem, Inc., a weight management company, since December 2002. Mr. Hagan was the co-founder of Verticalnet, Inc., a business-to-business internet and software company, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from February 2002 to the present, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. Prior to founding Verticalnet, Mr. Hagan was a vice president and senior manager at Merrill Lynch Asset Management from 1990 to 1995, and worked for Bristol Myers Squibb from 1988 to 1990, and was formerly a Certified Public Accountant. Mr. Hagan serves as Chairman of Verticalnet’s board of directors and as a member of the board of Trustees of Saint Joseph’s University.

John P. Hollihan III, Age 53, Class III Trustee

John P. Hollihan III has served as a member of our Board since April 2003. Mr. Hollihan was a Managing Director and Head of European Industry Investment Banking with Banc of America Securities LLC (London) from 2000 to 2002, where he was also a member of the Board of Directors and Operating and Capital Commitment Committees. From 1992 to 2000, Mr. Hollihan served as Managing Director and Head of Global Project Finance and European Utilities and Energy Investment Banking for Morgan Stanley International (London). From 1986 to 1992, he was a Managing Director and Head of Asset-Based Lease Finance Group and Global Project Finance Group with Morgan Stanley & Co. Prior to that time, he was a Senior Vice President, Institutional Leasing with Lazard Freres and an attorney with Donovan Leisure Newton & Irvine.

Sonya A. Huffman, Age 30, Senior Vice President—Operations

Sonya A. Huffman has served as our Senior Vice President—Operations since our formation as a REIT, and previously had been with AFRG in the same position since January 2001. Ms. Huffman is responsible for due diligence and settlement of all acquisitions and dispositions of our real estate. From October 1998 to January 2001, Ms. Huffman worked for the law firm of Morgan, Lewis & Bockius LLP where she primarily worked on the team that represented AFRG and its investment partnerships in their real estate acquisitions and dispositions. From January 1996 to October 1998, Ms. Huffman worked for Rite Aid Corporation on the acquisition and disposition of retail real estate assets.

William M. Kahane, Age 55, Class I Trustee

William M. Kahane has served as a member of our Board since April 2003. Mr. Kahane is a Managing Director of GF Capital Management & Advisors, LLC, a financial advisory, real estate and wealth management firm providing services to entrepreneurial-oriented clients through its subsidiary, TAG Associates Ltd., a family office and portfolio management services company with approximately $3 billion of assets under management. Mr. Kahane is a member of the board of directors of Catellus Development Corporation, a publicly traded diversified real estate development company, and served as Non-Executive Chairman of the Catellus board of directors from May 1998 until May 2000. Mr. Kahane has served as Chief Executive Officer and as a director of

Peracon, Inc., an Internet platform that facilitates the delivery of information in connection with the purchase and sale of commercial real estate, since April 2000. Mr. Kahane has also served as Chairman of Milestone Partners Limited, a real estate investment banking company, since 1992. From 1981 until 1992, Mr. Kahane held a number of positions, most recently as a Managing Director, in the real estate group of the investment banking department of Morgan Stanley & Co.

Jeffrey C. Kahn, Age 41, Senior Vice President—Acquisitions and Dispositions

Jeffrey C. Kahn has served as our Senior Vice President—Acquisitions and Dispositions since our formation as a REIT. He manages our local, regional and national sales and leasing activities, participates in our acquisition activities and also directs the execution of our disposition strategy. In 1999, Mr. Kahn formed Strategic Alliance, the exclusive real estate brokerage operations of AFRG. Mr. Kahn served for over 20 years as Vice President of Kahn & Co., specializing in real estate brokerage, investment management and consulting, managing a portfolio containing gasoline service stations, retail sites, multi-tenant office buildings and large corporate offices. He has been active in the commercial real estate market in the Pennsylvania, New Jersey and Delaware area for over 20 years. Mr. Kahn has developed large commercial retail centers, performed feasibility analysis on distressed properties, acquired local, state and federal permit approvals, and performed institutional land purchases and appraisal review. Mr. Kahn is currently a licensed real estate broker in Pennsylvania and New Jersey. He is a member of the National Association of Realtors, Pennsylvania Association of Realtors and International Council of Shopping Centers and has served on the Board of the Southern Home Services for Children and the Abington YMCA.

Richard A. Kraemer, Age 59, Class II Trustee

Richard A. Kraemer has served as a member of our Board since our formation as a REIT. Mr. Kraemer is Vice Chairman of the board of directors and Chairman of the audit committee of Saxon Capital, Inc., a mortgage loan origination company, and a director and Chairman of the audit committee of The Community’s Bank, positions which he has held since 2001. From 1996 to 1999, he was Vice Chairman of Republic New York Corporation, a publicly traded bank holding company. From 1993 to 1996, he was Chairman and Chief Executive Officer of Brooklyn Bancorp, the publicly traded holding company for Crossland Federal Savings Bank.

Edward J. Matey Jr., Age 49, Senior Vice President and General Counsel

Edward J. Matey Jr. has served as our Senior Vice President and General Counsel since October 2002. From October 1991 to September 2002, Mr. Matey was a partner in the law firm of Morgan, Lewis & Bockius LLP where his practice focused on real estate law, including property acquisition and disposition, commercial leasing, construction contracting and complex financings. From 1986 to September 1991, Mr. Matey was an associate at Morgan, Lewis & Bockius LLP, and from 1982 to 1986, Mr. Matey was an associate at Clark, Ladner, Fortenbaugh & Young. Active in professional organizations, Mr. Matey is a member of the Real Property, Probate and Trust Law Section of the American Bar Association and a member of the Real Property Section of the Philadelphia Bar Association. For his last three years at Morgan Lewis, Mr. Matey led the team of attorneys that represented AFRG and its related entities in the acquisition, disposition, leasing and financing of real estate properties. Mr. Matey is licensed to practice law in Pennsylvania and New Jersey.

Lewis S. Ranieri, Age 56, Chairman and Class II Trustee

Lewis S. Ranieri has served as a member of our Board and served as non-executive Chairman of our Board since our formation as a REIT. Mr. Ranieri is Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation, which he founded in 1988. Mr. Ranieri has served as the Chairman since June 2002, and prior to that as Vice Chairman from November 1988, of Hyperion Capital Management, Inc., a registered investment advisor, which he founded in 1988. He is the founder and prime originator of Hyperion Partners L.P. and Hyperion Partners II L.P. He also served as Chairman of Bank United Corp. and as a director of Bank United Corp., from its inception in 1988 until its merger with Washington

Mutual in February 2001. Mr. Ranieri was also instrumental in the founding of Camden Property Trust. Mr. Ranieri is a former Vice Chairman of Salomon Brothers Inc., where he was employed from July 1968 to December 1987, and was one of the principal developers of the secondary mortgage market. While at Salomon Brothers, Mr. Ranieri helped to develop the capital markets as a source of funds for housing and commercial real estate and to establish Salomon Brothers’ then leading position in the mortgage-backed securities area. Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable since 1986. In recognition of his dedication and lifelong achievements in the housing industry, Mr. Ranieri was inducted into the National Housing Hall of Fame. He is also a recent recipient of the lifetime achievement award given by the Fixed Income Analysts Society, Inc. and subsequently inducted into their Hall of Fame for outstanding practitioners in the advancement of the analysis of fixed-income securities and portfolios. Mr. Ranieri serves on the boards of directors of each of Reckson Associates Realty Corp. and Delphi Financial Group, Inc. In addition, in 2002 Mr. Ranieri was appointed and currently serves as the lead independent director of Computer Associates International, Inc. in connection with their adoption of new corporate governance principles. He is also Chairman of two registered investment funds, The Hyperion Total Return Fund, Inc. and The Hyperion Strategic Mortgage Income Fund, Inc., and a director of one registered investment fund, The Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. Mr. Ranieri also acts as a Trustee or director of various environmental, religious and cultural institutions such as Environmental Defense, Shrine of Elizabeth Ann Seton/Our Lady of the Rosary Church, The Metropolitan Opera and the American Ballet Theatre (Chairman).

Lee S. Saltzman, Age 55, Senior Vice President and Chief Investment Officer

Lee S. Saltzman has served as our Senior Vice President and Chief Investment Officer since July 2003. From 1995 to July 2003, Mr. Saltzman was a partner in the law firm of Sidley Austin Brown & Wood LLP in New York, where his practice focused on the representation of owners, operators and financial institutions in connection with a broad range of real estate projects and transactions, including capital markets. Previously, Mr. Saltzman served as Senior Vice President of business units of The Rockefeller Group and The Shorenstein Company and Vice President of Salomon Brothers Inc. In these positions, he was responsible for the acquisition (including the formation and operation of investment partnerships), asset management and development of major office and mixed use commercial real estate projects. Mr. Saltzman has served as Vice Chairman of the Times Square Business Improvement District, on the President’s Council of the Real Estate Roundtable, and in the National Association of Real Estate Investment Trusts. He is currently active as a Trustee of the Citizens Budget Commission, and as a member of the Urban Land Institute and the Real Estate Board of New York.

Nicholas S. Schorsch, Age 42, President, Chief Executive Officer, Class III Trustee and Vice Chairman of the Board

Nicholas S. Schorsch has served as our Chief Executive Officer, President and Vice Chairman of our Board since our formation as a REIT. From 1995 to September 2002, Mr. Schorsch was President and Chief Executive Officer of AFRG, which he founded in 1995. From 1980 to 1994, Mr. Schorsch was Chairman of the Board and President of Thermal Reduction Company, a non-ferrous metal products manufacturing business that Mr. Schorsch sold in 1994. Mr. Schorsch is Clerk and Chairman of the Board of Trustees of Abington Friends School. Mr. Schorsch also serves as Chairman of the Board of the Performing Arts Center of Abington. Mr. Schorsch is the spouse of Shelley D. Schorsch, our Senior Vice President—Corporate Affairs.

Shelley D. Schorsch, Age 41, Senior Vice President—Corporate Affairs

Shelley D. Schorsch has served as our Senior Vice President—Corporate Affairs since October 2002, and as Director of Building Design and Coordination since our formation as a REIT. Prior to that, Ms. Schorsch was a co-founder of AFRG and served as its chief creative officer since 1995. Ms. Schorsch has been responsible for corporate communications, brand strategy, interior design, space utilization and project management for us and AFRG. Prior to her affiliation with AFRG, Ms. Schorsch held various senior management positions in corporate communications, business development and brand strategy for Thermal Reduction Company and L.D. Davis Company. Ms. Schorsch is the spouse of Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our Board.

J. Rock Tonkel, Jr., Age 40, Class III Trustee

J. Rock Tonkel, Jr. has served as a member of our Board since our formation as a REIT. Since April 2003, Mr. Tonkel has been an executive officer of Friedman, Billings, Ramsey Group Inc. and a member of its Strategic Oversight Committee. Since March 2001, Mr. Tonkel has been Executive Vice President and Head of Investment Banking at Friedman, Billings, Ramsey & Co., Inc. In addition to overseeing Friedman Billing Ramsey’s focused investment banking activity in Real Estate, Energy, Technology, Healthcare and Diversified Industries, he is Senior Managing Director of Friedman Billing Ramsey’s Financial Institutions Group, a position to which he was named in November 2000. Prior to joining Friedman Billings Ramsey in 1994, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, or OTS, the federal regulatory agency for the savings and loan industry. At the OTS, Mr. Tonkel oversaw the restructuring of many of the nation’s largest troubled thrifts and savings banks, including Glendale Federal Bank, California Federal Bank, and Dime Savings Bank of New York. Prior to OTS, Mr. Tonkel was an associate with Prudential Securities and an associate with Keefe, Bruyette &Woods, Inc. in New York City. Mr. Tonkel’s service on our Board commenced in connection with our private placement completed in September 2002, in which Friedman Billings Ramsey was the initial purchaser. Mr. Tonkel has agreed to continue to serve on the Board for an additional six months after the completion of our initial public offering, which we completed in June 2003, after which time he may elect to withdraw from service. In the event Mr. Tonkel does elect to withdraw from the Board before his term expires, we expect that the Board would be reduced in size to a total of nine Trustees.

Corporate Governance—Board and Committees

Our business is managed through the oversight and direction of the Board. The Board consists of 10 members, of whom two are insiders, one is a non-management Trustee who is not “independent” and seven are “independent,” with independence being defined in the manner established by the Board and in a manner consistent with listing standards established by the New York Stock Exchange. At no time will the Board have more than three insider Trustees, and at all times two-thirds of the members of the Board will be independent. All nominees for election as Trustee will be selected by our nominating and corporate governance committee. Nicholas S. Schorsch will have the right, so long as he is our chief executive officer, to nominate our then current or former executive officers to fill the remaining one-third of the positions on the Board. These nominations must be submitted to and approved by our nominating and corporate governance committee, and satisfy the standards established by that committee for membership on the Board.

The Board met on four occasions in the fiscal year ended December 31, 2002. Each then current Trustee attended all of the meetings of the Board and the respective committee or committees on which he served during such period. The Trustees are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our non-management Trustees expect to meet regularly in executive sessions without the presence of any corporate officers. The Board seeks to maintain high corporate governance standards.

Our corporate governance structure was initially established in September 2002 in connection with our formation as a REIT. We have enhanced our corporate governance structure in several respects in light of recent regulatory developments intended to improve corporate governance practices. We expect to make our corporate governance documents available on our website. These documents include our Declaration of Trust, bylaws, Board guidelines on corporate governance, committee charters and code of business conduct and ethics. The Board has established three committees whose principal functions are briefly described below.

Audit Committee.    The Board has established an audit committee, which is composed of three independent Trustees, Messrs. Kraemer (Chairman), Hagan and Kahane. It assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

•	has sole authority to appoint or replace our independent auditors;

•	has sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the audit committee are set forth in the audit committee charter attached as Appendix A to this Proxy Statement. The Board has determined that at least one member of our audit committee will qualify as an audit committee financial expert as defined under current SEC regulations and the other members of our audit committee will satisfy the financial literacy requirements for audit committee members under current SEC regulations.

The audit committee met two times during the fiscal year ended December 31, 2002.

During 2002, KPMG LLP performed certain non-audit services for the Trust. The audit committee has considered whether the provision of these non-audit services is compatible with maintaining the accountants’ independence. The following is a summary of the audit and non-audit fees billed by the accountants in 2002:

Audit Fees—The aggregate fees billed for professional services rendered for the audit and the reviews of the Trust’s financial statements was approximately: $225,000.

Financial Information Systems Design and Implementation—No fees were billed for professional services relating to financial information system design and implementation fees.

All Other Fees—The aggregate fees billed for all other services was approximately: $748,000.

These other fees included billings for services provided in connection with the following:

Other Fees:
144A private placement	$500,000
Tax compliance	248,000

$748,000

Compensation and Human Resources Committee.    The Board has established a compensation and human resources committee, which is composed of three independent Trustees, Messrs. Hollihan (Chairman), Kahane and Ranieri. The principal functions of the committee are to:

•	evaluate the performance of our senior executives;

•	review and approve senior executive compensation plans, policies and programs;

•	consider the design and competitiveness of our compensation plans;

•	administer and review changes to our incentive, share option and restricted share and long-term incentive plans under the terms of the plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

The committee also reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or senior executive compensation. The compensation and human resources committee will administer the Incentive Plan and our 2003 Outperformance Plan and Supplemental Executive

Retirement Plan. While it is not the policy of the committee or the Board to seek approval by shareholders of all equity compensation plans that we may adopt, the Board will seek the approval of shareholders prior to the adoption of any equity compensation plan whenever required by:

•	applicable law;

•	the regulations of any governmental entity or agency;

•	the terms of the plan being adopted; or

•	the rules or regulations of any exchange or quotation system on which the common shares are then listed or quoted, as the case may be.

The compensation and human resources committee met two times during the fiscal year ended December 31, 2002.

Nominating and Corporate Governance Committee.    The Board has established a nominating and corporate governance committee, which is composed of five independent Trustees, Messrs. Garea (Chairman), Eggemeyer, Hollihan, Kraemer and Ranieri. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as Trustees and recommending a slate of nominees for election as Trustees at the annual meeting. It also periodically prepares and submits to the Board for adoption the committee’s selection criteria for Trustee nominees. It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board’s performance as a whole and of the individual Trustees and reports thereon to the Board. The committee has the sole authority to retain and terminate any search firm to be used to identify Trustee candidates. Shareholders wishing to recommend Trustee candidates for consideration by the committee can do so by writing to the Secretary of the Trust at our corporate headquarters in Jenkintown, Pennsylvania, giving the candidate’s name, biographical data and qualifications. The Secretary will, in turn, deliver any shareholder recommendations for Trustee candidates prepared in accordance with our bylaws to the nominating and corporate governance committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a Trustee.

The nominating and corporate governance committee was not formed until 2003 and therefore did not meet during the fiscal year ended December 31, 2002.

PROPOSAL 3—APPROVAL OF AMENDMENT AND RESTATEMENT OF THE TRUST’S 2002 EQUITY INCENTIVE PLAN, WHICH INCLUDES AN INCREASE IN THE NUMBER OF COMMON SHARES OF BENEFICIAL OWNERSHIP AUTHORIZED FOR ISSUANCE UNDER THE INCENTIVE PLAN

On July 24, 2003, the Board adopted an amendment to the Incentive Plan that would increase the total number of common shares authorized for issuance under the Incentive Plan from 3,125,000 common shares that may be granted as stock options and 1,500,000 common shares that may be granted as restricted common shares to an aggregate of 11,375,000 common shares, an increase of 6,750,000 common shares.

The Board also approved certain additional amendments to the Incentive Plan. These amendments include the following: (i) providing that grants under the Incentive Plan may also include share appreciation rights, performance units, dividend equivalents and other equity-based awards, (ii) eliminating the limitation on the cap on the maximum number of common shares that may be granted as stock options and restricted common shares under the Incentive Plan, (iii) increasing the limit on the maximum number of common shares that may be granted to any individual under the Incentive Plan in any calendar year as stock options from 1,516,000 common shares to 3,000,000 common shares and providing that this limit also applies to the grant of share appreciation rights granted under the Incentive Plan, (iv) eliminating the general limit on the maximum number of common shares that may be granted to any individual under the Incentive Plan in any calendar year as restricted common shares, but imposing a limit of 3,000,000 common shares that may be granted to any individual under the Incentive Plan in any calendar year as restricted common shares if such grant is intended to qualify for the performance-based exception to the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and providing that this limit also applies to other grants under the Incentive Plan intended to qualify for the exception under Section 162(m) of the Code, (v) modifying the discretion of our Chief Executive Officer in granting awards under the Incentive Plan to provide that the Compensation Committee has delegated to such officer the authority to grant no more than 50,000 Common Shares, in the aggregate, to our non-executive, non-contract employees, (vi) providing that all stock options granted under the Incentive Plan must have an exercise price per common share no less than the fair market value of the common shares on the date of grant, (vii) modifying the exercise procedures for options by eliminating exercise procedures that did not comply with the prohibition on loans to executive officers and directors under the Sarbanes-Oxley Act of 2002, (viii) eliminating the automatic full acceleration of the vesting of all outstanding stock options under the Incentive Plan on account of a change in control, (ix) providing that previously granted stock options may not be amended to reprice, replace or regrant the stock option through cancellation or by lowering the exercise price of the previously granted stock option, unless the shareholders of the Trust provide prior approval, (x) providing that grantees may defer the receipt of common shares or cash otherwise payable under the Incentive Plan, (xi) providing that common shares that may be awarded under our 2003 Outperformance Plan will be issued under the Incentive Plan, (xii) clarifying that a change in the common shares may result in adjustment to the total number of common shares that may be issued under the Incentive Plan and the per person calendar year limit under the Incentive Plan, (xiii) eliminating provisions relating to limitations imposed prior to the initial public offering of the common shares, and (xiv) certain clarifying changes to the Incentive Plan.

The Board approved the foregoing amendments as part of an amendment and restatement of the Incentive Plan. The Board has directed that the proposal to approve the amendment and restatement of the Incentive Plan, which includes an increase in the number of common shares authorized for issuance under the Incentive Plan, be submitted to our shareholders for their approval.

The Board believes that the number of common shares currently available for issuance under the Incentive Plan is not sufficient in view of our compensation structure and strategy. The Board has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation. In addition, the Board believes that our interests and the interests of our shareholders will be advanced if we can continue to offer to our, and our subsidiaries’ and affiliates’, employees, advisors, consultants, and non-employee Trustees the opportunity to acquire or increase their proprietary interests in us. The Board believes that the availability of the additional

6,750,000 common shares for issuance under the Incentive Plan, will ensure that we continue to have a sufficient number of common shares authorized for issuance under the Incentive Plan. Shareholder approval of the increase in the number of common shares under the Incentive Plan is necessary to comply with the listing maintenance standards of the New York Stock Exchange, and to ensure that flexibility is maintained so that the additional common shares may be granted as incentive stock options, as defined in Section 422 of the Code.

The Board is also seeking to have our shareholders approve the amendment and restatement of the Incentive Plan. The purpose of such approval is to continue to ensure that future grants of stock options, share appreciation rights, performance units, restricted common shares and other equity-based rights under the Incentive Plan that are intended to qualify for the performance-based exception to the deduction limitation of Section 162(m) of the Code will qualify for such exception.

The material features of the Incentive Plan, as amended and restated, are summarized below, which summary is qualified in its entirety by the actual text of the Incentive Plan. A copy of the amended and restated Incentive Plan is attached as Appendix B to this Proxy Statement.

Material Features of the Incentive Plan

General.    The Incentive Plan originally became effective on September 10, 2002. As initially adopted, the Incentive Plan provided for the grant of incentive stock options and non-qualified stock options (collectively, “Options”) and restricted common share awards (“Restricted Shares”). In connection with the amendment and restatement of the Incentive Plan, the Board amended the Incentive Plan to provide that in addition to the ability to make grants of Options and Restricted Shares under the Incentive Plan, share appreciation rights, performance units, dividend equivalents and other equity-based awards may also be granted under the Incentive Plan.

The Incentive Plan authorizes the issuance of up to 3,125,000 common shares as Options and up to 1,500,000 common shares as Restricted Shares, each subject to adjustment as described in the Incentive Plan. Our shareholders are being asked to consider and approve an amendment to the Incentive Plan that would, commencing on the date of the Meeting, increase the number of common shares available for grants under the Incentive Plan by an additional 6,750,000 common shares and eliminate the maximum number of common shares that may be allocated as Options and Restricted Shares, so that the total number of common shares that may be granted under the Incentive Plan will be 11,375,000 common shares.

Prior to the amendment and restatement of the Incentive Plan, the maximum number of common shares that may be granted to any individual in any calendar year under the Incentive Plan as Options was 1,516,000 common shares and as Restricted Shares was 600,000 common shares. As a result of the amendment and restatement of the Incentive Plan, the maximum number of common shares that may be subject to grants of Options and share appreciation rights to any individual in any calendar year is 3,000,000 common shares and the maximum number of common shares that may be subject to grants to any individual in any calendar year as Restricted Shares, performance units and other equity-based awards that are intended to qualify for the performance-based exception to the deduction limitation of Section 162(m) of the Code is 3,000,000 common shares.

If any grant terminates, expires or is forfeited without having been exercised or is cancelled without the delivery of common shares, the common shares covered by such grant will again be available for issuance under the Incentive Plan, as well as any common shares that are delivered by the grantee or withheld by us upon the exercise of the Option or other award under the Incentive Plan in payment of the exercise price. In connection with certain extraordinary events, the compensation and human resources committee (the “Compensation Committee”) may make adjustments to the total number of common shares offered under the Incentive Plan, the maximum number of common shares that may be awarded to an individual in a calendar year, the number and kind of common shares covered by outstanding awards and the purchase prices specified in outstanding grants as may be determined to be appropriate.

Administration.    The Incentive Plan is administered by our Compensation Committee. Prior to the amendment and the restatement of the Incentive Plan, Nicholas S. Schorsch had the authority to determine who would receive awards, the type of award that would be granted and the number of Common Shares subject to the award, subject to Compensation Committee review and approval. As a result of the amendment and restatement of the Incentive Plan, the Compensation Committee has the sole authority to determine who will receive awards, the types of awards that will be granted and the number of common shares subject to each such award, provided, however, that the Compensation Committee has delegated to the Chief Executive Officer of the Trust the authority to award no more than 50,000 Common Shares, in the aggregate, to non-executive, non-contract employees only. The Compensation Committee also interprets the Incentive Plan and award agreements and sets the terms and conditions for each grant. The amendment and restatement of the Incentive Plan provides that the Compensation Committee may not amend the terms of any previously granted Option to reprice, replace or regrant the Option through cancellation or by lowering the exercise price of the previously granted Option, unless our shareholders provide prior approval. The determinations of the Compensation Committee are made in its sole discretion and are final, binding and conclusive. The Compensation Committee presently consists of Messrs. Hollihan, Kahane and Ranieri, each of whom is a non-employee Trustee of the Trust.

Eligibility for Participation.    Grants under the Incentive Plan may be made to our employees and consultants and those employees and consultants of our subsidiaries and affiliates and to any non-employee member of the Board. The Compensation Committee determines which employees, consultants and non-employee members of the Board will receive grants under the Incentive Plan.

Stock Options.    The Compensation Committee may grant Options intended to qualify as incentive stock options (“ISOs”), within the meaning of Section 422 of the Code or so-called “non-qualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs or NQSOs. Grants of NQSOs under the Incentive Plan may be made to any of our employees and consultants and those employees and consultants of our subsidiaries and affiliates and to any non-employee member of the Board. Grants of ISOs under the Incentive Plan may be made only to our employees and employees of our 50% or more owned subsidiaries.

The Compensation Committee fixes the exercise price per common share on the date of grant. Prior to the amendment and restatement of the Incentive Plan, the exercise price for NQSOs could be equal to, greater than or less than the fair market value of the underlying shares of the common shares on the date of grant. After the amendment and restatement of the Incentive Plan, the exercise price for NQSOs and ISOs may not be less than the fair market value of the underlying shares of the common shares on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding common shares or our subsidiaries, the exercise price per share of an ISO must be at least 110% of the fair market value of a share of common shares on the date of grant. To the extent that the aggregate fair market value of shares of common shares, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs must be treated as NQSOs. The current measure of fair market value on a particular date is the closing sale price of a share of common shares on the trading day immediately preceding the date of grant as reported on the New York Stock Exchange on that date.

The Compensation Committee determines the term of each Option; provided, however, that the exercise period for ISOs may not exceed 10 years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding common shares or our subsidiaries, the term may not exceed five years from the date of grant. The vesting period for Options commences on the date of grant and ends on such date as is determined by the Compensation Committee, in its sole discretion, which is specified in the award agreement. The Compensation Committee may provide in an award agreement that an Option may become exercisable prior to the date the Option becomes exercisable and if the Option is exercised prior to such vesting date, the grantee will receive Restricted Shares that vest over the remaining vesting period of the Option. Options generally become vested with respect to 33.33% of the underlying common shares on the one-year anniversary of the date of grant and 8.33% of the underlying common shares on the last day of each fiscal quarter thereafter, until fully vested, unless a different vesting schedule is established by the Compensation Committee for any particular Option.

A grantee may exercise an Option by delivering notice of the exercise to us and pay the exercise price, plus any withholding tax due, (i) in cash or certified check, (ii) with approval of the Compensation Committee, (A) by delivering shares of common shares already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price, (B) surrendering of common shares issuable upon exercise of the Option, (C) engaging in a broker-assisted exercise or (D) any combination of the permitted exercise methods or by such other method the Compensation Committee may approve that is permitted by applicable law. Prior to the amendment and restatement of the Incentive Plan, the Compensation Committee could approve the exercise of Options through delayed payment of the exercise price or a promissory note.

Restricted Shares.    The Compensation Committee may grant Restricted Shares to anyone eligible to participate in the Incentive Plan. The Compensation Committee may require that grantees pay consideration for the Restricted Shares and may establish conditions under which restrictions on the Restricted Shares will lapse over a period of time or according to such other criteria as the Compensation Committee determines appropriate. Restricted Shares generally become vested with respect to 33.33% of the underlying common shares on the one-year anniversary of the date of grant and 8.33% of the underlying common shares on the last day of each fiscal quarter thereafter, until fully vested, unless a different vesting schedule is established by the Compensation Committee for any particular Restricted Shares. The Compensation Committee determines the number of common shares subject to the grant of Restricted Shares and the other terms and conditions of the grant. Unless the Compensation Committee determines otherwise, during the restriction period, the grantee will have the right to vote the common shares subject to the Restricted Share grant and to receive any dividends or other distributions paid on such common shares, subject to any restrictions determined to be appropriate by the Compensation Committee.

Share Appreciation Rights.    As part of the amendment and restatement of the Incentive Plan, the Board provided that share appreciation rights (“SARs”) may be granted under the Incentive Plan. The Compensation Committee may grant SARs to anyone eligible to participate in the Incentive Plan. SARs may be granted in connection with, or independently of, any Option granted under the Incentive Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of the common shares on the date of exercise over the base amount set forth in the award agreement. Such payment to the grantee will be in cash, in common shares or a combination of cash and common shares, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs and whether SARs will be granted in connection with, or independently of, any Options. No SARs have been granted under the Incentive Plan.

Performance Units.    As part of the amendment and restatement of the Incentive Plan, the Board provided that performance units (“Units”) may be granted under the Incentive Plan. The Compensation Committee may grant Units to anyone eligible to participate in the Incentive Plan. Each Unit provides the grantee with the right to receive an amount based on the value of the Unit, which is determined by the Compensation Committee, if performance goals established by the Compensation Committee are met. Units are based on the fair market value of the common shares or such other measurement base that the Compensation Committee determines to be appropriate. The Compensation Committee determines the number of Units that will be granted, the requirements applicable to the Units, the performance period during which performance will be measured, the performance goals applicable to the Units and such other conditions as the Compensation Committee determines appropriate. The applicable performance goals may relate to our financial performance or that of our subsidiaries, the performance of the common shares, the grantee’s performance or such other criteria that the Compensation Committee determines appropriate. If the performance goals are met, Units will be paid to the grantee in cash, in common shares or a combination of cash and common shares, as determined by the Compensation Committee. No Units have been granted under the Incentive Plan.

Dividend Equivalents.    As part of the amendment and restatement of the Incentive Plan, our Board provided that the Compensation Committee may grant dividend equivalents (“Dividend Equivalents”) in connection with Options granted under the Incentive Plan. The Compensation Committee may grant Units to anyone eligible to participate in the Incentive Plan. Dividend Equivalents are payable in cash or common shares and may be paid currently or accrued as contingent obligations. The terms and conditions of Dividend Equivalents are determined by the Compensation Committee. No Dividend Equivalents have been granted under the Incentive Plan.

Other Equity-Based Awards.    As part of the amendment and restatement of the Incentive Plan, the Board provided that the Compensation Committee may grant other types of stock-based awards (including the grant of unrestricted common shares), cash-based awards or other equity-based awards under the Incentive Plan. The Compensation Committee may grant other equity-based awards to anyone eligible to participate in the Incentive Plan. Equity-based awards are payable in cash, common shares or other equity determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee. No equity-based awards have been granted under the Incentive Plan.

The amendment and restatement of the Incentive Plan also provides that common shares that are awarded under our 2003 Outperformance Plan will be issued as an equity-based award under the Incentive Plan.

Qualified-Performance Compensation.    The Incentive Plan permits the Compensation Committee to impose and identify specific performance goals that must be met with respect to grants of Options, SARs, Restricted Shares, Units, Dividend Equivalents and other equity-based awards. The Compensation Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Compensation Committee. Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures applicable to the Trust: pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions or savings and/or such other identifiable and measurable performance objectives determined by the Compensation Committee.

Deferrals.    As part of the amendment and restatement of the Incentive Plan, the Board provided that the Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the grantee in connection with an award under the Incentive Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Change of Control.    If a merger, consolidation, sale, transfer, exchange or other disposition of all or substantially all of our assets or other event occurs that affects the common shares, the Compensation Committee may take any of the following actions, provide: (i) for the purchase of any outstanding award for the payment of an amount of cash equal to the amount that would have been attained upon the exercise of such award or realization of the grantee’s rights had such award been currently exercisable, payable, fully vested or the restrictions lapsed or replace such award with other rights or property selected by the Compensation Committee, (ii) that the award cannot be exercised after such event, (iii) for a specified period of time prior to such transaction or event such award will be fully exercisable, (iv) that the award will be assumed by the successor or surviving corporation, or a parent of subsidiary thereof or substituted for similar awards, (v) that the restrictions on Restricted Shares will be terminated, or (vi) for such further provisions and limitations as the Compensation Committee deems appropriate and in our best interests.

Prior to the amendment and restatement of the Incentive Plan, in the event of a change in control, all Options became fully exercisable, unless the grantee’s award agreement or employment agreement provided otherwise. This acceleration provision in the Incentive Plan was removed in connection with the amendment and restatement of the Incentive Plan; however, certain grantees have provisions in their employment agreement and/or award agreements that provide for acceleration of the vesting of their Option on a change in control.

Amendment and Termination of the Incentive Plan.    The Board or the Compensation Committee may amend or terminate the Incentive Plan at any time, subject to shareholder approval if required to comply with applicable law, regulation or rule. Unless sooner terminated, the Incentive Plan will terminate on September 9, 2012.

Grants under the Incentive Plan.    As of August 8, approximately 60 employees and seven non-employee trustees were eligible for grants under the Incentive Plan. As of August 1, 2003, Options to purchase an aggregate of 2,974,875 common shares had been granted under the Incentive Plan and 1,500,000 common shares were granted as Restricted Shares, 150,125 common shares were available for future grant as Options and no common shares were available for future grant as Restricted Shares. No common shares remain outstanding or have been granted with respect to any other type of award under the Incentive Plan. If the amendment to the Incentive Plan to increase the total number of common shares authorized to be issued under the Incentive Plan is approved, the total number of common shares that may be issued under the Incentive Plan will be 11,375,000 common shares, meaning that 6,900,125 common shares will be available for future issuance under the Incentive Plan as Options or Restricted Shares.

The following grants have been made with respect to the common shares that are subject to shareholder approval at the Meeting, with such grants being conditioned on the shareholders approval of the additional common shares authorized for issuance under the Incentive Plan:

Name of Grantee	Total Restricted Shares To Be Issued Under Incentive Plan
Lewis S. Ranieri	74,000
Raymond Garea	20,000
Richard A. Kraemer	20,000
Lee S. Saltzman	25,000

It currently is not possible to know who else will receive any of the remaining 6,761,125 common shares as grants under the Incentive Plan after the Meeting and the number of common shares any such individuals will receive.

The last sales price of the common shares as reported on the New York Stock Exchange on August 8, 2003, was $14.10 per common share.

Federal Income Tax Consequences.    The following is a brief description of the U.S. federal income tax consequences generally arising with respect to grants that may be awarded under the Incentive Plan. This discussion is intended for the information of our shareholders considering how to vote at the Meeting and not as tax guidance to individuals who receive a grant under the Incentive Plan.

The grant of an ISO or NQSO will create no tax consequences for the grantee or the Trust. A grantee will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction at that time. Upon exercising an NQSO, the grantee generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable common shares received. We will be entitled to a deduction equal to the amount recognized as ordinary income by the grantee.

A grantee’s disposition of common shares acquired upon the exercise of an Option generally will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such common shares. The grantee’s basis in a NQSO is equal to the aggregate of the exercise price paid and the amount the grantee recognized as ordinary income upon the exercise of the Option. The grantee’s basis in common shares acquired by exercise of an ISO and held for the applicable holding period (a period of at least one year from the date the ISO was exercised and two years from the ISO date of grant) is the exercise price of the ISO. Generally, there will be no tax consequences to us in connection with a disposition of common shares acquired under an Option, expect that we will be entitled to a deduction (and the grantee will recognize ordinary income) if common shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

With respect to the grant of Restricted Shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the fair market value of the common shares received at the time that the common shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee. A grantee may elect to be taxed at the time of receipt of the Restricted Shares rather than upon the lapse of the restriction on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits the common shares, the grantee would not be entitled to any tax deduction, including a capital loss, for the value of the common shares on which the grantee previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days after the date of the grant. A grantee’s disposition of the common shares after the restrictions lapse will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such common shares.

The grant of a SAR, Unit, or other equity-based award will not result in income to the grantee or in a tax deduction to us. Upon exercise of the SAR or meeting performance goals or other criteria for a Unit or equity-based award, the grantee will recognize ordinary income in an amount that equals the fair market value of any common shares, cash and/or other property received, and we will be entitled to a tax deduction in the same amount. A grantee’s disposition of common shares received upon exercise of a SAR or meeting the performance goals or other criteria for a Unit or other equity-based award will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such common shares.

The grant of a Dividend Equivalent will not result in income to the grantee or in a tax deduction to us. The grantee will recognize ordinary income equal to any amounts paid on Dividend Equivalent rights at the time of such payment, and we will be entitled to a corresponding deduction.

Section 162(m) of the Code generally disallows a public corporation’s tax deduction for compensation paid to its chief executive officer and any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap and therefore remains fully deductible by the corporation that pays it. We intend that Options and SARs granted under the Incentive Plan by the Compensation Committee will qualify as “performance-based compensation.” Restricted Shares, Units, Dividend Equivalents and other equity-based awards granted under the Incentive Plan will only qualify as “performance-based compensation” when the Compensation Committee conditions such awards on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

The following table shows the number of Options that were held by our executive officers and trustees as of August 1, 2003.

Name of Grantee	Options Outstanding Under Incentive Plan(1)
Nicholas S. Schorsch	1,515,625
Glenn Blumenthal	468,750
William P. Ciiorletti	150,000
Jeffrey C. Kahn	95,000
Edward J. Matey Jr.	37,500
Sonya A. Huffman	125,000
Lee S. Saltzman	75,000
Shelley D. Schorsch	100,000
Lewis S. Ranieri(2)	150,000

(1)	Except for Mr. Ranieri’s Options, these Options will vest 25% on the first anniversary of the grant date and 6.25% at the end of each quarter thereafter.
(2)	Mr. Ranieri’s Options are exercisable for a period of 10 years from September 4, 2002, and vest over three years in equal annual installments. Mr. Ranieri is the only non-employee Trustee who holds Options.

Upon completion of our September 2002 private placement of common shares, the Incentive Plan was established to provide for 1,500,000 authorized Restricted Shares, at which time 210,000 Restricted Shares were issued to independent trustees. The awards of 1,141,000 of these Restricted Shares were issued under the terms of the Incentive Plan on July 1, 2003, the day after the closing of our initial public offering. The Compensation Committee has awarded an additional 149,000 Restricted Shares to Nicholas S. Schorsch to become effective as of January 1, 2004. The following table shows the number of Restricted Shares that were held by our executive officers and trustees as of August 1, 2003.

Name of Grantee	Total Restricted Shares Issued Under Incentive Plan
Nicholas S. Schorsch	600,000	(1)(2)
Glenn Blumenthal	218,000	(2)
William P. Ciorletti	72,000	(2)
Jeffrey C. Kahn	85,000	(2)
Edward J. Matey Jr.	72,000	(2)
Sonya A. Huffman	72,000	(2)
Lee S. Saltzman	0	(4)
Shelley D. Schorsch	47,000	(2)
Lewis S. Ranieri	150,000	(3)(4)
John Eggemeyer III	0
Raymond Garea	20,000	(3)(4)
Michael J. Hagan	0
John P. Hollihan III	0
William M. Kahane	0
Richard A. Kraemer	20,000	(3)(4)
J. Rock Tonkel	0

(1)	This does not include an additional 149,000 Restricted Shares that have been awarded to Mr. Schorsch by the Compensation Committee, but will be issued as of January 1, 2004.
(2)	These Restricted Shares vest 33.33% on the first anniversary of the date of issuance and 8.33% at the end of each quarter thereafter.
(3)	These Restricted Shares vest 33.33% on each anniversary of the date of issuance.
(4)	The Board has approved an additional grant of Restricted Shares to Messrs. Saltzman (25,000) Ranieri (74,000), Garea (20,000) and Kraemer (20,000). This grant is subject to the approval of Proposal 3.

Vote Required for Approval

The proposal to approve the amendment and restatement of the Incentive Plan, which includes the increase in the total number of common shares authorized for issuance under the Incentive Plan from 3,125,000 common shares that may be granted as Options and 1,500,000 common shares that may be granted as Restricted Shares to an aggregate of 11,375,000 common shares requires for its approval the affirmative vote of a majority of the common shares present in person or represented by proxy at the Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal. For purposes of the vote on the amendment and restatement of the Incentive Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. Both abstentions and broker non-votes will count toward the presence of a quorum.

The Board unanimously recommends a vote FOR Proposal 3.

Equity Compensation Plan Information

The following table gives information about our common shares that may be issued upon the exercise of Options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002, including the Incentive Plan. The table does not include the additional common shares requested for issuance under the Incentive Plan in Proposal 3.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Warrants, Options and Rights	(c) Number of Securities Remaining Available for Future Issuance (Excludes Securities Reflected in Column (a)(1)
Equity compensation plans approved by shareholders	4,474,875(2)	$10.85	150,125
Equity compensation plans not approved by shareholders	—	—	—

Total	4,474,875	—	150,125

(1)	There are currently no securities available for issuance under the Incentive Plan as Restricted Shares.
(2)	Includes awards covering 1,351,000 common shares of unvested Restricted Shares that are outstanding under the Incentive Plan, and includes 149,000 Restricted Shares granted but not issuable until January 2004. Also includes 2,974,875 common shares to be issued upon exercise of outstanding Options granted under the Incentive Plan.

2003 Outperformance Plan.

The Compensation Committee has adopted an incentive bonus plan known as the 2003 Outperformance Plan (“OPP”). The OPP is performance-based, utilizing total return to shareholders as the measurement criteria. Rewards under the OPP represent a percentage of the value created for shareholders in excess of established performance thresholds. The OPP is designed to provide meaningful incentives to management to generate shareholder value by aligning the interests of management with the interests of shareholders. The Compensation Committee retained an independent compensation consultant with expertise in the real estate industry to assist the committee with respect to the OPP.

The OPP is a three-year plan with an initial effective date of January 1, 2003. The value of the reward under the OPP will be measured annually on January 1, 2004, January 1, 2005 and January 1, 2006, with the aggregate reward amount to be determined at the end of the three-year OPP term on January 1, 2006 based on the compounded annual performance under the plan during the three year measurement period.

The OPP uses total return to shareholders as the performance criteria at each annual valuation date during the three year term. Total return to shareholders is equal to the change in per share common share value from January 1, 2003 to the applicable valuation date, plus dividends earned during the same period.

•	Initial Share Value. The OPP uses a beginning share value of $11.00, which was selected by the Compensation Committee because it is greater than the $10.91 weighted average trading price of our common shares on The PortalSM Market for the 25 days that our common shares traded prior to January 1, 2003, during which period more than three million shares traded.

•	Valuation Date Share Value. The OPP will use a share price that reflects the approximate fair market value of our common shares at January 1 of each plan year, which will be the average closing price of our common shares on the New York Stock Exchange for the 25 trading days ending immediately prior to January 1 for each plan year.

Determining the OPP Reward Amount.    The aggregate OPP reward amount is determined at each valuation date based on the amount by which total return to our shareholders exceeds a performance threshold equal to the greater of (a) 115% of the Morgan Stanley REIT Index total return from January 1, 2003 to the applicable valuation date and (b) an annual compounded return of 12% from the $11.00 per share initial share value to the valuation date. The excess total return to shareholders, if any, above the threshold amount is referred to as the outperformance amount. The Morgan Stanley REIT Index is a capitalization-weighted index that is comprised, as of January 1, 2003, of 114 real estate investment trusts selected by Morgan Stanley Incorporated. The index is a total return index, and therefore increases with the amount of dividends paid.

The aggregate OPP reward is equal to 6.5% of the outperformance amount. The OPP reward will be comprised 20% of cash measured and paid at each annual valuation date during the three year term, and 80% of Restricted Shares determined and paid only at the final valuation date under the OPP, or January 1, 2006.

•	20% Annual Cash Award. The 20% cash component of the OPP reward will be measured on an annual basis on each valuation date during the three year plan term and will reflect a “compounding average” of performance. The 20% cash reward previously paid based on the OPP reward calculated on an earlier valuation date will reduce the total cash reward paid under the OPP on a subsequent valuation date on a cumulative compounded basis. If the cash previously paid at the end of year one exceeds 20% of the OPP reward calculated at the conclusion of year two, then there will be no cash payment at the end of year two. If the cash previously paid at the end of years one and two exceeds 20% of the total OPP reward calculated at the conclusion of the three year measurement period, then there will be no cash payment at the end of year three and that excess amount will reduce the 80% Restricted Shares described below.

•	80% Three-Year Restricted Share Award. The 80% Restricted Share component of the OPP reward will be determined at the end of the three year measurement period. The Restricted Shares will be issued out of Restricted Shares available for issuance under our Incentive Plan, which currently has no authorized Restricted Shares available for issuance. Proposal 3 is approved, authorized shares will be available for issuance. We intend to solicit the approval of our shareholders within three years to amend the Incentive Plan to allow for the issuance of Restricted Shares as the form of compensation for the 80% reward granted at the end of the three-year measurement period. If Restricted Shares are not available for the 80% reward, then the Compensation Committee may, in its discretion, utilize cash as a means of payment, payable in accordance with the same vesting schedule that would have applied to any Restricted Share reward.

The OPP takes into account subsequent issuances of common shares and units of our operating partnership by using an annual weighted average number of common shares and units of our operating partnership outstanding during each valuation period in determining the total return to shareholders and the OPP reward amount.

The Restricted Share portion of the OPP reward will be subject to a dilution cap of 2% of the total common shares and units of our operating partnership outstanding at January 1, 2006. The dilution cap will still be applied even if the 80% reward is paid in cash instead of Restricted Shares.

Dividends.    Dividends will be paid on the Restricted Share portion of the reward after the completion of year three. Thus, dividend payments will commence for any dividend record date on or after January 1, 2006, and will be paid on both the vested and unvested portions of the Restricted Share award. No dividends will be paid on the 80% reward if it is in cash in lieu of Restricted Shares.

Vesting.    The Restricted Share portion of the OPP reward will vest for a participant in three equal annual installments beginning on the later of January 1, 2005 or the second anniversary of the commencement of the participant’s employment with us.

Death or Permanent Disability.    The OPP provides that, upon the permanent disability or death of any participant, the participant (or the participant’s estate) would be entitled to receive a percentage of allocation equal to 33.3% for permanent disability or death during the first year of the OPP, 66.7% for permanent disability or death during the second year of the OPP, and 100% for permanent disability or death after the second full year of the OPP, in lieu of the standard vesting schedule described above. The vested reward would be paid after the OPP reward is determined at the end of the plan term.

Termination of Employment.    If employment of a participant who is not an executive officer is terminated without cause, or if any participant voluntarily leaves the Trust (except, in the case of Nicholas S. Schorsch, in the event of a resignation for one of the “good reasons” described below) or is terminated with cause, then the participant retains the vested portion of his or her OPP reward and the unvested portion of the reward is forfeited. Retaining the vested portion of an OPP reward will not change the timing of the determination of the outperformance amount for the plan or the payouts of OPP reward amounts, even for individuals who are no longer employees of the Trust.

If a participant who is an executive officer (other than Mr. Schorsch) is terminated without cause, then under the terms of the executive’s employment agreement, the executive would be entitled to receive a percentage of the allocation equal to the number of complete months the executive had participated in the OPP as of his or her termination date divided by 36 (i.e. the total number of months in the OPP term), in lieu of the standard vesting schedule described above. This would be paid after the OPP reward is determined at the end of the plan term. The remaining unvested allocated percentage would be forfeited.

The employment agreement for Nicholas S. Schorsch provides that, if he is terminated without cause, or resigns for one of the good reasons listed below, or becomes permanently disabled or dies, then, if this occurs during the first 12 months of the OPP term, he would be entitled to receive 75% of his allocation, and if this occurs after the first 12 months of the OPP term, he would be entitled to receive his full allocation. This would apply for the following “good reasons” under Mr. Schorsch’s employment agreement: (i) removal from the Board and (ii) a reduction in his compensation or a material reduction in his duties, responsibilities or reporting requirements, or the assignment to him of any duties, responsibilities or reporting requirements that are inconsistent with his positions as President, Chief Executive Officer and Vice Chairman of the Board. The allocation would be paid to Mr. Schorsch after the OPP reward is determined at the end of the plan term, and would be reduced by a minimum amount paid as severance at the effective time of termination of his employment. This minimum amount would be equal to the OPP reward for Mr. Schorsch determined at the date of termination of his employment (applying the reduced allocation during the first 12 months, if applicable), and the Compensation Committee would have the discretion to pay the minimum amount in cash or Restricted Shares or a combination of cash and Restricted Shares.

Change of control.    Upon a “change of control” all participants shall become 100% vested in the OPP rewards using the change of control date as the final valuation date, and we shall be required to pay the full reward in cash, although a participant may elect to receive common shares with the consent of the Board or the Compensation Committee.

Allocation to Plan Participants.    The OPP specifies in advance each participant’s initial percentage allocation of the total OPP reward and provides that no participant shall at any time have an allocation of more than 49.99%. The Compensation Committee has established under Mr. Schorsch’s employment agreement that he will receive a minimum allocation of at least 40.0% of the outperformance reward under the OPP or any outperformance plan that replaces the OPP. The OPP reward allocation for our executive officers named in the summary compensation table herein is as follows:

Performance Plan Participants	Percentage Allocation
Nicholas S. Schorsch	40.0%
Glenn Blumenthal	11.5
Sonya A. Huffman	5.5
William P. Ciorletti	5.0
Lee S. Saltzman	5.0
Edward J. Matey Jr.	4.5

If any participant forfeits any of his or her unvested OPP reward, then the Compensation Committee will have the right at any time to re-allocate all or a portion of the forfeited reward to the remaining plan participants, subject to the individual allocation cap of 49.99%. These forfeitures will not be considered unallocated initial allocations.

Plan Participants.    Each of our executive officers and certain other key employees will participate in the OPP. In addition, subject to approval of the Compensation Committee, one or more existing or newly hired senior managers may be permitted to participate. Non-employee trustees are not entitled to participate in the OPP.

Outperformance Programs for Future Executives.    The Compensation Committee may establish a new plan or a tracking plan for senior executives that are hired in the future, in which case the reward would be based on the “value created” through the total return to shareholders from that time.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee currently is composed of three independent Trustees, Messrs. Hollihan (Chairman), Kahane and Ranieri. During the fiscal year ended December 31, 2002, when the Trust was a privately-held company, the Compensation Committee consisted of Messrs. Kraemer, Ranieri, Schorsch and Henry J. Faulkner III. The Compensation Committee regularly reviews executive compensation levels and policies and makes recommendations to the Board regarding these compensation levels and policies. The Trust was organized in May 2002, and did not commence operations until September 2002. As a result, executive compensation was not effectively determined until September 2002, at which time the Trust entered into negotiated employment agreements with each of the Trust’s executive officers. Given the shortened fiscal year upon which compensation was based in 2002, compensation payable under the terms of the employment agreements was prorated for September 10, 2002 through December 31, 2002. Set forth below is a discussion of the compensation philosophy utilized to design appropriate forms of compensation under the executives’ employment agreements, as well as a general discussion of the types of compensation available to executives pursuant to these employment agreements.

Compensation Philosophy

The Compensation Committee believes that a well-designed compensation program should align the goals of the shareholders with the goals of the executive, and that a significant part of an executive’s compensation, over the long term, should be dependent upon the value created for shareholders. The compensation philosophy is designed to motivate executives to focus on operating results and create long-term shareholder value by:

•	establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other Real Estate Investment Trusts (“REITs”);

•	linking a portion of executives’ compensation with the achievement of the Trust’s business plan by using measurements of the Trust’s operating results and shareholder return; and

•	building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The Compensation Committee believes that each of the above factors is important when determining compensation levels. No specific weighting or formula regarding such factors is used in determining compensation, and each executive’s employment agreement was heavily negotiated. All executive employment agreements were amended, effective May 2003 in connection with the Trust’s initial public offering. A description of these agreements, as amended, is set forth under the heading “Employment Agreements” in this Proxy Statement.

Types of Compensation

The executive compensation plan has been structured to provide short- and long-term incentives for executive performance that promote continuing improvements in the Trust’s financial results and returns to shareholders. The elements of the Trust’s executive compensation, as provided for in the executives’ employment agreements, are primarily comprised of the following, with all three elements designed to complement each other in satisfying the ultimate goal of creating long-term shareholder value:

•	Base salaries. Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Trust’s long-term success, the Compensation Committee has determined that the base salaries of executive officers and guaranteed portions of annual incentive bonuses should approximate those of executives of other equity REITs which compete with the Trust for employees, investors and tenants while also taking into account the executive officers’ performance and tenure;

•

Annual Incentive Bonus.    The Trust’s philosophy of awarding annual cash incentive awards is designed to relate the executive’s pay to the Trust’s performance. In order to motivate key executives to achieve annual strategic business goals, the Compensation Committee believes executives should receive annual incentive bonuses for their contributions in achieving these goals. In particular, the Compensation Committee seeks to provide key executives with a total compensation package that is competitive with comparable equity REITs; and

•	Long-term Incentives. The Compensation Committee has determined that the Trust’s long-term incentive program would consist of the grant of shares of Restricted Shares and nonqualified Options under the Trust’s Incentive Plan at the beginning of each year for prior year performance to senior executives of the Trust, the exact numbers of which will vary, depending on the position and salary of the executive and the Trust’s success in delivering annual total shareholder returns that meet threshold, target or maximum returns established by the Compensation Committee. These equity-based awards are designed to link executive compensation to the Trust’s long-term common share performance. Awards of Options granted in 2002 vest 25% on the one-year anniversary of the date of grant, and 6.25% on the last day of each quarter thereafter, and have exercise prices equal to the fair market value of the common shares on the date of grant. Since these awards typically vest over a period of time, such awards also encourage the executives to remain with the Trust. Awards of Restricted Shares are subject to transfer restrictions and risk of forfeiture. In addition, the Compensation Committee has established the OPP, which is described above, in which each of our executive officers and certain other key employees are entitled to participate.

We maintain employment agreements with our executive officers which provide for the executives’ base salaries and that these executive officers are eligible to participate in the Incentive Plan, as described in Proposal 3. No Restricted Shares were awarded under the Incentive Plan to any of these executive officers during the fiscal year 2002. The employment agreements also provide that these executive officers are eligible to receive annual bonuses under our approved bonus plans.

Chief Executive Compensation

Nicholas S. Schorsch served as the Trust’s President, Chief Executive Officer and Vice Chairman of the Board during 2002. Mr. Schorsch’s employment agreement guarantees him a minimum bonus of $375,000 per year and allows him to earn an additional bonus as determined by the Compensation Committee. The Compensation Committee believes that Mr. Schorsch played a critical role in the Trust’s performance for 2002. For the 2002 fiscal year, Mr. Schorsch received bonuses of $109,375, the prorated portion of his guaranteed minimum bonus, and $131,575, awarded based on 2002 operating results.

Federal Tax Regulations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Trust’s income tax return to compensation of $1 million for certain executive officers unless, in general, the compensation is paid pursuant to a plan that is performance-related, nondiscretionary and has been approved by the Trust’s shareholders. This regulation did not apply to the Trust in 2002 because the Trust was a privately-held company. The Compensation Committee’s policy with respect to Section 162(m) since the initial public offering is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Trust’s executives with appropriate rewards for their performance.

This report is provided by the following Trustees, who constitute the current Compensation Committee.

Respectfully Submitted, Compensation and Human Resources Committee: John P. Hollihan III, Chairman William M. Kahane Lewis S. Ranieri

August 1, 2003

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board currently is comprised of three independent Trustees, Messrs. Kraemer (Chairman), Hagan and Kahane. Each of these Trustees meets the independence and experience requirement of the New York Stock Exchange. During the fiscal year ended December 31, 2002, when the Trust was a privately-held company, the Audit Committee consisted of Messrs. Kraemer, (Chairman), Garea and Henry J. Faulkner III. The audit committee maintains a written charter outlining the audit committee’s practices. The current charter was approved by the current committee and the Board on April 12, 2003, and a copy is attached to this Proxy Statement as Appendix A.

Management is responsible for the preparation, presentation and integrity of the Trust’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Trust’s independent public accountants are responsible for performing an independent audit of the Trust’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes, including the recommendation to the Board of the selection of the Trust’s independent accountants.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the audit committee certify that the independent auditor is “independent” under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee’s members in business, financial and accounting matters.

In this context, the audit committee has met and held discussions with management and the independent accountants, including meetings with the independent accountants during which management was not present. Management represented to the audit committee that the Trust’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Trust’s independent accountants also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussion with management and the independent accountants and the audit committee’s review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the Board include the audited consolidated financial statements in the Trust’s 2002 Annual Report to shareholders.

Respectfully Submitted, Audit Committee: Richard A. Kraemer, Chairman Michael J. Hagan William M. Kahane

August 1, 2003

SHARE OWNERSHIP OF OUR TRUSTEES, EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of common shares by (i) each of our Trustees, (ii) each of our executive officers, (iii) all of our Trustees and executive officers as a group as of August 8, 2003 and (iv) shareholders known to us to be the beneficial owner of more than 5% of our common shares. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any Option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of all Common Shares(1)
Nicholas S. Schorsch	3,185,792	(2)(3)	2.9%
Glenn Blumenthal	219,000	(3)(4)	*
William P. Ciorletti	73,000	(3)(4)	*
Sonya A. Huffman	72,500	(3)(4)	*
Jeffrey C. Kahn	423,150	(3)(5)	*
Edward J. Matey Jr.	72,000	(3)(4)	*
Lee S. Saltzman	2,000	(3)	*
Shelley D. Schorsch	3,185,792	(3)(6)	2.9%
Lewis S. Ranieri	450,000	(3)(7)	*
John M. Eggemeyer III	10,000	(8)	*
Raymond Garea	45,000	(9)	*
Michael J. Hagan	20,000	(8)	*
John P. Hollihan III	40,000	(8)(10)	*
William M. Kahane	1,000	(8)(11)	—
Richard A. Kraemer	35,000	(12)	*
J. Rock Tonkel, Jr.	85,000	(13)	*
All executive officers and Trustees as a group (16 persons)	4,703,442	(14)	4.4%

5% Shareholders
Eubel, Brady & Suttman Asset Management, Inc.	5,898,460		5.5%

*	Represents less than 1%.
(1)	Calculated on the basis of 107,806,508 common shares outstanding as of August 8, 2003. Common shares that are deemed to be beneficially owned by a shareholder within 60 days after August 8, 2003 are deemed outstanding for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder.
(2)	Mr. Schorsch’s shares consist of 114,940 common shares, 1,100,000 common shares held by a grantor retained annuity trust, of which Mr. Schorsch is the sole settlor and trustee, 209,050 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children, 600,000 restricted common shares, units of our operating partnership convertible into 1,104,802 common shares, and 10,000 common shares and 47,000 restricted common shares held by Mr. Schorsch’s spouse, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs. See Note (6) below.
(3)	Does not include unvested Options to purchase common shares held by Mr. Schorsch (1,515,625), Mr. Blumenthal (468,750), Mr. Ciorletti (150,000), Ms. Huffman (125,000), Mr. Kahn (95,000), Mr. Matey (37,500), Mr. Saltzman (75,000), Ms. Schorsch (100,000) and Mr. Ranieri (150,000).
(4)	Consists of restricted common shares and, in the case of Messrs. Blumenthal and Ciorletti and Ms. Huffman, includes 1,000, 1,000 and 500 units of our operating partnership, respectively.
(5)	Mr. Kahn’s shares consist of 85,000 restricted common shares and units of our operating partnership convertible into 338,150 common shares, of which 95,000 units are held by a family trust.
(6)	Ms. Schorsch’s shares consist of 10,000 common shares, 47,000 restricted common shares, 209,050 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children and 2,919,742 common shares held by Ms. Schorsch’s spouse, Nicholas S. Schorsch, our President, CEO and Vice Chairman of the Board. See Note (2) above.

(7)	Mr. Ranieri’s shares consist of 300,000 common shares and 150,000 restricted common shares.
(8)	We intend to issue to each of Messrs. Eggemeyer, Garea, Hagan, Hollihan, Kahane and Kraemer 20,000 restricted common shares, and Mr. Ranieri 74,000 restricted common shares, at such time as our shareholders approve an increase in the number of authorized restricted shares issuable under the Incentive Plan. See “Management—Compensation of Trustees.”
(9)	Mr. Garea’s shares include 25,000 common shares and 20,000 restricted common shares.
(10)	Mr. Hollihan’s holdings consist of common shares.
(11)	Mr. Kahane’s holdings consist of common shares.
(12)	Mr. Kraemer’s shares consist of 15,000 common shares held with his spouse as tenants-in-common and 20,000 restricted common shares.
(13)	Mr. Tonkel’s shares consist of units of our operating partnership convertible into 85,000 common shares. These units were transferred to Mr. Tonkel by Friedman, Billings, Ramsey & Co., Inc. See “Certain Relationships and Related Transactions.”
(14)	Consists of 507,940 common shares held of record by our Trustees and executive officers, 209,050 common shares held by trusts for the behalf of Mr. and Mrs. Schorsch’s children, 1,100,000 common shares held by a grantor retained annuity trust of which Mr. Schorsch is the sole settlor and Trustee, 1,356,000 restricted common shares and units of our operating partnership convertible into 1,530,452 common shares.

COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES

The following table sets forth the salary and other compensation paid to our President and Chief Executive Officer and each of our other four highest paid employees for the fiscal year ended December 31, 2002. The Trust was organized in May 2002, did not conduct any prior operations and, accordingly, did not pay any compensation to our executive officers for the years ended December 31, 2001 and 2000. We have assigned the rights and obligations under the employment agreements that we maintain with our executive officers to our operating partnership, which will also employ the executive officers and will pay their compensation.

		Annual Compensation						Securities Underlying Options	All Other Compensation
Name and Principal Position	Year	Salary		Bonus(1)		Other
Nicholas S. Schorsch President and CEO	2002	$129,583	(2)	$240,953	(3)	$6,000	(4)	1,515,625	—
Glenn Blumenthal Senior Vice President—Asset Management and COO	2002	$40,042	(2)	$152,784	(5)(6)	$2,250	(4)	468,750	—
Edward J. Matey Jr. Senior Vice President and General Counsel	2002	$90,000	(7)	$49,726	(8)	$1,500	(4)	37,500	—
William P. Ciorletti Senior Vice President—Finance and CFO	2002	$31,792	(2)	$151,778	(6)(9)	$2,250	(4)	150,000	—
Sonya A. Huffman Senior Vice President—Operations	2002	$31,667	(2)	$138,021	(6)(10)	$2,250	(4)	125,000	—

(1)	Beginning in 2003, the executive officers will be eligible to participate in the Trust’s 2003 Outperformance Plan, which is an incentive bonus plan pursuant to which cash bonuses are awarded to participants based on the Trust’s performance, utilizing total return to shareholders as the measurement criteria.

(2)	Reflects base salary for the period from September 10, 2002 through December 31, 2002.
(3)	Mr. Schorsch’s employment agreement guarantees him a minimum bonus of $375,000 per year and allows him to earn an additional bonus as determined by the Compensation Committee. For the 2002 fiscal year, Mr. Schorsch received bonuses of $109,375, the prorated portion of his guaranteed minimum bonus, and $131,575, awarded based on 2002 operating results.
(4)	This amount reflects car allowance payments made under the executive officer’s employment agreement.
(5)	Mr. Blumenthal’s employment agreement guarantees him a minimum bonus of $90,000 per year and allows him to earn up to two times his base salary as a bonus. For the 2002 fiscal year, Mr. Blumenthal received bonuses of $26,250, the prorated portion of his guaranteed minimum bonus, and $51,534, awarded based on 2002 operating results.
(6)	Includes a special bonus of $75,000 paid in recognition of the executive’s work toward completion of our September 2002 private placement.
(7)	Reflects base salary for the period from October 1, 2002 through December 31, 2002.
(8)	Mr. Matey’s employment agreement allows him to earn up to one-half his base salary as a bonus. For the 2002 fiscal year, Mr. Matey received a bonus of $49,726, awarded based on 2002 operating results.
(9)	Mr. Ciorletti’s employment agreement guarantees him a minimum bonus of $75,000 per year and allows him to earn up to two times his base salary as a bonus. For the 2002 fiscal year, Mr. Ciorletti received bonuses of $20,600, the prorated portion of his guaranteed minimum bonus, and $56,178, awarded based on 2002 operating results.
(10)	Ms. Huffman’s employment agreement guarantees her a minimum bonus of $50,000 per year and allows her to earn up to two times her base salary as a bonus. For the 2002 fiscal year, Ms. Huffman received bonuses of $14,583, the prorated portion of her guaranteed minimum bonus, and $48,438, awarded based on 2002 operating results.

Trustee Compensation

Each Trustee who is not an employee is currently paid a Trustee’s fee of $20,000 per year other than the Chairperson who receives a $25,000 annual fee. Non-employee Trustees will also receive a fee of $2,000 for each Board meeting attended and, if conducted on a different date than a board meeting, each committee meeting attended. In addition, we will pay non-employee Trustees a fee of $3,000 per year for service as Chairman of a board committee and the Chairman of each board committee will be paid a fee of $3,000 per committee meeting attended regardless of whether the committee meeting is on the same day as a board meeting. Mr. Tonkel has waived his right to receive these fees. Trustees who are employees receive no additional compensation for their service as a Trustee. In addition, we reimburse all Trustees for reasonable out-of pocket expenses incurred in connection with their services on the Board.

Effective immediately after the Meeting, each non-employee Trustee will be paid an annual cash retainer in the amount of $20,000 and an annual equity retainer of Restricted Shares with a value of $25,000. In addition to the annual retainers, the Chairman of the Board will receive an annual fee of $20,000 payable in common shares, the Chairman of the Audit Committee will receive an annual fee of $15,000 payable in common shares and Chairman of any other Board committee will receive an annual fee of $10,000 payable in common shares. The fee for each Board meeting attended and for each committee meeting attended will be $2,000, in addition to all other annual fees. Upon initial appointment or election to the Board, a new non-employee Trustee will receive a one-time grant of Restricted Shares with a value of $50,000 to $75,000, as determined by the Board, which will vest over a three year period. Each non-employee trustee shall have the right to elect to receive the common shares in lieu of any cash payments that the Trustee is entitled to receive, using the Trust’s Deferred Compensation Plan.

During the fiscal year ended December 31, 2002, we issued to Mr. Ranieri 150,000 Restricted Shares and Options to purchase 150,000 common shares. The grants of Options and Restricted Shares to Mr. Ranieri vest over a period of three years in equal annual installments and the exercise price for the Options is $10.00 per share. In the event Mr. Ranieri is removed from service or resigns as a Trustee prior to September 10, 2005, we have a right to repurchase all unvested Restricted Shares for nominal consideration; provided, if we fail to nominate Mr. Ranieri for re-election to the Board or our shareholders do not re-elect Mr. Ranieri and, in either case, Mr. Ranieri is willing to continue to serve as a Trustee, all unvested Options owned at that time by Mr. Ranieri will accelerate and become vested and we will have no further repurchase rights with respect to any Restricted Shares owned by Mr. Ranieri at that time. During the fiscal year ended December 31, 2002, we issued to both of Messrs. Garea and Kraemer 20,000 Restricted Shares. These Restricted Shares vest over a three-year period in equal annual installments. If they are removed from service or resign as Trustees prior to September 10, 2005, we have a right to repurchase all unvested Restricted Shares for nominal consideration and all unvested Options will terminate in accordance with their terms; provided, if we fail to nominate a Trustee for re-election to the Board or our shareholders do not re-elect that Trustee and, in either case, that Trustee is willing to continue to serve as a Trustee, all unvested Options owned at that time will accelerate and become vested and we will have no further repurchase rights with respect to any Restricted Shares owned by that Trustee at such time.

We intend to award to each of Messrs. Eggemeyer, Hagan, Hollihan and Kahane 20,000 Restricted Shares, an additional 20,000 Restricted Shares to each of Messrs. Garea and Kraemer and an additional 74,000 Restricted Shares to Mr. Ranieri, at such time as our shareholders approve an increase in the number of authorized Restricted Shares issuable under the Incentive Plan, which is further detailed in Proposal 3. These grants will have the same vesting schedule as the grants of Restricted Shares issued to Messrs. Garea and Kraemer. Until these Restricted Shares are issued, Messrs. Eggemeyer, Hagan, Hollihan and Kahane will receive dividend-equivalent cash payments, and the vesting with respect to their grants will be deemed to have commenced at the time they began serving on the Board in April 2003.

The Board may determine to make grants of Restricted Shares or Options to purchase common shares from time to time to non-employee Trustees.

Employment Agreements

Our operating partnership has entered into employment agreements with each of the executive officers named in the summary compensation table above and with our other executive officers. The employment agreements provide that these executive officers are eligible to participate in the Incentive Plan. No Restricted Shares were awarded under the Incentive Plan to any of these executive officers during the fiscal year 2002. For a list of Options granted under the Incentive Plan to each of these executive officers during the fiscal year 2002, see the section entitled “Option Grants in Last Fiscal Year” below. The employment agreements also provide that these executive officers are eligible to receive annual bonuses under our approved bonus plans.

These employment agreements are for a three year term (a five year term in the case of Mr. Schorsch) and provide the following annual base salaries and guaranteed minimum bonuses: Nicholas S. Schorsch, $400,000 and $375,000, respectively; Glenn Blumenthal, $125,000 and $90,000, respectively; Edward J. Matey Jr., $360,000, with no guaranteed bonus; William P. Ciorletti, $125,000 and $75,000, respectively; Sonya A. Huffman, $100,000 and $50,000, respectively; and Lee S. Saltzman, $200,000 and $275,000, respectively. The base salaries and guaranteed minimum bonuses will be increased by 6% on January 1, 2004 and, on each January 1 thereafter will receive a minimum increase equal to the increase in the Consumer Price Index. These agreements provide that the executive officers agree to devote substantially all of their business time to our operation (except as we otherwise agree, including on behalf of our operating partnership). In the case of Mr. Schorsch, he is obligated to devote a substantial majority of his business time to our operation, except with respect to properties that he currently owns or controls and that were not acquired in the connection with the acquisition of the Trust’s initial properties and operating companies in September 2002. See “Certain Relationships and Related Transactions—Our Formation Transactions.” At the end of the three year term for the executive officers other than Mr. Schorsch, the employment agreements automatically extend for additional one year periods unless either party terminates the agreement not later than 60 days prior to expiration thereof. In the case of Mr. Schorsch, his employment agreement is for a five year term, which is automatically extended at the end of each year within such term for an additional one year period, unless either party terminates the agreement not later than six months prior to the anniversary of a one year period. These employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the Board);

•	a willful breach of the executive’s duty of loyalty which is materially detrimental to us;

•	a willful failure to perform or adhere to explicitly stated duties that are consistent with the executive’s employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by the Board, or the failure to follow the lawful directives of the Board provided such directives are consistent with the terms of the executive’s employment agreement, which continues for a period of 30 days after written notice to the executive; and

•	gross negligence or willful misconduct in the performance of the executive’s duties.

In addition, Mr. Schorsch has the right under his employment agreement to resign for “good reason” in the event of his removal from the Board; any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us; the termination of certain incentive compensation programs; a reduction in his annual base salary or guaranteed minimum bonus; the termination or diminution of certain employee benefit plans, programs or material fringe benefits; relocation of our offices outside of a 50 mile radius of Jenkintown, Pennsylvania; a failure to renew his employment agreement; or our breach of his employment agreement which continues for a period of 30 days after written notice.

Pursuant to his employment agreement, Mr. Schorsch will receive a monthly car allowance of $2,000, will be reimbursed for the cost of tax preparation and financial planning services and for the cost of a financial assistant, as well as the income tax he incurs on the receipt of these amounts, and will receive eight weeks of paid vacation annually and various other customary benefits. In addition, we will pay the premiums on a whole life insurance policy for Mr. Schorsch, with a death benefit of $15.0 million, and will also reimburse Mr. Schorsch for the income tax he incurs on the receipt of these premiums.

The Trust has the right to obtain a key man life insurance policy for the benefit of the Trust on the life of Mr. Schorsch with a death benefit of $15.0 million.

The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time. If the executives’ employment ends for any reason, the Trust will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate the executives’ employment without cause (and in the case of Mr. Schorsch, if he resigns for good reason), we will be obligated to pay (i) a lump sum payment of severance equal to the salary and guaranteed bonus payable under the agreement for a severance period equal to the greater of the remaining term of the employment agreement or 12 months (and in the case of Mr. Schorsch, for a five year term), with an offset for salaries earned from other employment for periods after the first 24 months (and in the case of Mr. Schorsch, after the first 18 months), (ii) the incentive bonus prorated for the year in which the termination occurred (iii) payment of premiums for group health coverage during the applicable severance period, and (iv) certain other benefits as provided for in said employment agreement (in the case of Mr. Schorsch, full vesting of benefits under our Supplemental Executive

Retirement Plan). Additionally, in the event of a termination by us for any reason other than for cause, all of the Options and Restricted Shares granted to the executive will become fully vested, and the executive will have a period of two years in which to exercise all vested Options.

Upon a change in control, the named executive officers will become fully vested in their Options and Restricted Shares. Mr. Schorsch will also become 100% vested in his Supplemental Executive Retirement Plan benefit upon a change in control. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent; or

•	if a majority of the Board votes in favor of a resolution stating that a change in control has occurred.

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For a 24 month period (an 18 month period in the case of Mr. Schorsch) after termination of an executive’s employment for any reason other than termination by us without cause, the executives under these employment agreements have agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive’s employment with us. The executive will not be subject to these restrictions for greater than the severance period if the executive’s employment is terminated by us without cause.

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of Options under the Incentive Plan made for the fiscal year ended December 31, 2002 to the executive officers named in the summary compensation table. The table also lists potential realizable values of such Options on the basis of assumed annual compounded share appreciation rates of 5% and 10% over the life of the Options.

Name of Grantee	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date(2)	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
					5%(3)	10%(3)
Nicholas S. Schorsch	1,515,625	55.6%	$10.00	September 10, 2012	$9,531,684	$24,155,159
Glenn Blumenthal	468,750	17.2	10.00	September 10, 2012	2,947,944	7,470,668
Edward J. Matey Jr.	37,500	1.4	10.00	September 10, 2012	235,835	597,653
William P. Ciorletti	150,000	5.5	10.00	September 10, 2012	943,342	2,390,614
Sonya A. Huffman	125,000	4.6	10.00	September 10, 2012	786,118	1,992,178

(1)	The Options granted will vest and become exercisable at a rate of 25% on the first anniversary of the grant date and 6.25% at the end of each quarter thereafter.
(2)	The expiration date of the Options will be 10 years after the date of the grant.
(3)	The potential realizable value is reported net of the Option price, but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% from the date of grant to the expiration date of the Options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

The following table contains information concerning Option holdings with respect to each of the executive officers named in the summary compensation table. None of these officers exercised any Options during the year ended December 31, 2002.

Name of Grantee	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the Money Options at Fiscal Year-End(1)
			Exerciseable	Unexerciseable	Exerciseable	Unexerciseable
Nicholas S. Schorsch	—	$—	—	1,515,625	—	$3,334,375
Glenn Blumenthal	—	—	—	468,750	—	1,031,250
Edward J. Matey Jr.	—	—	—	37,500	—	82,500
William P. Ciorletti	—	—	—	150,000	—	330,000
Sonya A. Huffman	—	—	—	125,000	—	275,000

(1)	For purposes of determining the fair market value of the common shares underlying these Options, we used a value of $12.20, the last reported trading price of which we are aware for a trade effected on The PortalSM Market on December 30, 2002, which was the last day during 2002 of which we are aware that a trade was effected on The PortalSM Market. In connection with our initial public offering, which we completed in June 2003, the Trust’s common shares are currently listed on the New York Stock Exchange.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Benefits

Our Formation Transactions.    We commenced operations in September 2002, during which time we completed several transactions which we refer to as the Trust’s formation transactions. One of these transactions included the Trust’s sale of 40,263,441 common shares on September 10, 2002 in a private placement pursuant to Rule 144A of the Securities Act of 1934, as amended (the “144A Offering”), and the sale of an additional 501,800 common shares on October 7, 2002 pursuant to the exercise by Friedman, Billings, Ramsey & Co., Inc., the placement agent for the 144A Offering, of its option to purchase additional shares. These sales resulted in aggregate net proceeds of approximately $378.6 million. On September 10, 2002, also in connection with the Trust’s formation transactions, we acquired, for an aggregate purchase price of $217.0 million, including assumption of indebtedness, a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet from:

•	several individuals, including Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of the Board, and others affiliated or associated with us, including Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and the wife of Mr. Schorsch, and Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions; and

•	several entities in which the persons mentioned above were equity holders.

We also acquired American Financial Resources Group, Inc., or AFRG, from Nicholas S. Schorsch, Strategic Alliance Realty Group, LLC, or Strategic Alliance, from Mr. Schorsch and Jeffrey C. Kahn, and several other affiliated entities that now provide our properties with asset management, leasing, property management and accounting and finance services. We paid a purchase price of approximately $13.5 million for these entities.

In connection with these transactions, we assumed contracts and letters of intent to purchase additional properties, subject to satisfactory completion of our due diligence, from financial institutions such as Bank of America, N.A. and Wachovia Bank, N.A., having a potential aggregate gross purchase price of approximately $256.0 million.

As part of these formation transactions, we acquired 89% of the partnership interests, including the general partnership interest, in First States Partners II, L.P., the entity which at the time of the transactions owned our 123 South Broad Street property in Philadelphia, PA. The aggregate purchase price for the 89% partnership interests was approximately $26.6 million, including the issuance of 991,205 units of our operating partnership valued at approximately $9.9 million. Certain of the sellers in this transaction, including Nicholas S. Schorsch, Shelley D. Schorsch and Jeffrey C. Kahn, continue to own an aggregate 11% limited partnership interest in First States Partners II. Our operating partnership, as the owner of the general partner of First States Partners II, controls the decisions relating to the operations of First States Partners II. However, a majority of the owners of the 11% partnership interest retain the right to approve certain major transactions involving our 123 South Broad Street property, including its sale or refinancing for a period of three years, or until 2005.

In the event our operating partnership does not offer to purchase the 11% partnership interest within the 30 days preceding November 1, 2005, that interest will increase to a 15% partnership interest, and the partnership interest of our ownership percentage in First States Partners II will be correspondingly reduced to 85%.

We refer to the entities from whom we acquired our initial properties, including First States Partners II, together with the entities we acquired at the same time, collectively as our predecessor entities.

Set forth below is a more detailed description of certain related party transactions that occurred in the fiscal year ended December 31, 2002 and in connection with the Trust’s formation transactions:

Nicholas S. Schorsch.    Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of the Board, controls First States Wilmington, L.P., the entity that owns our Three Beaver Valley Road property in

Wilmington, Delaware and from which we acquired an option to purchase all of its limited and general partnership interests in May 2002. We acquired this option in return for a loan by our operating partnership to First States Wilmington, which has since been repaid.

In addition, Mr. Schorsch was one of the sellers of 89% of the limited partnership interests in First States Partners II, L.P. the entity that owns our 123 South Broad Street property, that we acquired in September 2002. Mr. Schorsch beneficially owned 45.5% of the limited partnership interests that we acquired and received approximately $11.1 million as consideration for the sale of his interests. Mr. Schorsch continues to beneficially own a 5.0% limited partnership interest in First States Partners II, and in connection with the sale was issued 1,104,802 units of our operating partnership. Although our operating partnership controls the decisions relating to the operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, the owners of a majority of the 11% partnership interests retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing. Because Mr. Schorsch controls a large portion of the 11% minority interest in First States Partners II, he has the ability to significantly influence the approval of major transactions involving 123 South Broad Street.

Mr. Schorsch’s spouse, Shelley D. Schorsch, is our Senior Vice President—Corporate Affairs, and is also a party to an employment agreement with us, pursuant to which we have agreed to pay her an annual base salary of $125,000 and an annual bonus in the amount of up to two times her annual base salary. Ms. Schorsch is also entitled to participate in the Incentive Plan, pursuant to which we have awarded and may again in the future award to her Options and Restricted Share awards, and she will also receive a 5.0% allocation in our 2003 Outperformance Plan, which is an incentive bonus plan pursuant to which cash bonuses are awarded to participants based on the Trust’s performance, utilizing total return to shareholders as the measurement criteria.

Jeffrey C. Kahn.    Jeffrey C. Kahn, our Senior Vice President – Acquisitions and Dispositions, owns a 33.3% interest in Kahn & Co., a leasing company that has previously provided leasing services with respect to certain of the Trust’s initial properties that were acquired in September 2002. The Trust has assumed obligations to pay this leasing company approximately $199,000 in residual leasing commission payments annually over the remaining terms of the leases brokered by this company. The average remaining lease term for these leases is approximately nine years.

In addition, Mr. Kahn was one of the sellers of 89% of the limited partnership interests in First States Partners II that the Trust acquired in September 2002. Mr. Kahn owned 4.4% of the limited partnership interests that the Trust acquired in this transaction. Mr. Kahn continues to own a 0.5% limited partnership interest in First States Partners II, and in connection with the sale, was issued 33,819 units of our operating partnership. Although our operating partnership controls the decisions relating to the operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, owners of a majority of the 11% partnership interests retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing. Mr. Kahn is also a limited partner in First States Wilmington, L.P., the entity that owns the Three Beaver Valley Road property.

Friedman, Billings, Ramsey & Co., Inc.    J. Rock Tonkel, Jr., one of our Trustees and an Executive Vice President and the Head of Investment Banking at Friedman Billings Ramsey. We and Friedman, Billings, Ramsey & Co., Inc., the co-lead and joint book-running manager of our initial public offering in June 2003 and the placement agent for the 144A Offering in September 2002, entered into an Intellectual Property Contribution and Unit Purchase Agreement as of May 24, 2002 pursuant to which Friedman Billings Ramsey contributed to the Trust certain intellectual property, including but not limited to (i) valuable contributions of proprietary information, trade secrets and know-how related to the development of the business plan, corporate structure and economic model upon which our business is based, (ii) contributions of significant amounts of time and resources and (iii) other in-kind contributions of capital, in exchange for the issuance by our operating partnership to Friedman Billings Ramsey of 750,000 units of our operating partnership. Friedman Billings Ramsey informed the Trust that it has transferred 85,000 of these units to Mr. Tonkel. The Trust has also provided Friedman Billings Ramsey and its transferee with demand and piggyback registration rights relating to the common shares for which these units may be converted, similar to the piggyback registration rights provided to the investors in the 144A Offering.

On May 24, 2002, the Trust entered into an agreement with Friedman Billings Ramsey pursuant to which Friedman Billings Ramsey agreed to provide the Trust with certain marketing, referral and origination services for a term of four years commencing as of the completion of the 144A Offering. In consideration for providing these services, the Trust agreed to pay Friedman Billings Ramsey a base monthly retainer fee of $50,000 payable for 24 months and certain incentive fees, with the monthly retainer fee to be applied against incentive fees payable under the agreement. Friedman Billings Ramsey is entitled to a 1% incentive fee on the first $150 million of acquisitions of real property, leasehold interests and non-recourse mortgage debt that is sourced by Friedman Billings Ramsey and that the Trust completes and a 1.5% incentive fee on acquisitions of real property, leasehold interests and non-recourse mortgage debt that is sourced by Friedman Billings Ramsey and that the Trust completes in excess of $150 million. In December 2002, the Trust amended this agreement with Friedman Billings Ramsey to eliminate the monthly retainer fee. Monthly retainer fees were paid in full to Friedman Billings Ramsey through December 2002, pro-rated for partial months.

On May 28, 2002, the Trust and our predecessor entity entered into an engagement letter agreement with Friedman Billings Ramsey pursuant to which the Trust engaged Friedman Billings Ramsey to:

•	serve as placement agent with respect to the 144A Offering; and

•	act as financial advisor to the Trust with respect to a variety of other possible future transactions.

Under the May 2002 engagement letter agreement, the Trust and our predecessor agreed to compensate Friedman Billings Ramsey with a cash fee equal to 7.0% of the gross proceeds received from the 144A Offering for its services as placement agent, and agreed to compensate Friedman Billings Ramsey for certain other financial services performed by Friedman Billings Ramsey on customary terms upon future agreement, subject to minimum compensation of not less than: 6.0% for private placements or public offerings of the Trust’s equity securities following an initial public offering; 4.0% for any private placements or public offerings of debt securities; 2.0% for securitization financings; 0.40% for non-warehouse bank credit facilities; and 1.5% for warehouse financings.

On December 17, 2002, the Trust entered into a joint engagement letter agreement with Banc of America Securities LLC and Friedman Billings Ramsey to serve as co-lead, joint book-running managers of the Trust’s initial public offering, which was completed in June 2003 . Under the December 2002 joint engagement letter agreement, the Trust agreed to gross underwriting discounts and commissions of 7.0% of the gross proceeds of our initial public offering, paid in the form of a discount from the public offering price of the Trust’s common shares in our initial public offering.

Immediately following the Trust’s joint engagement of Banc of America Securities LLC and Friedman Billings Ramsey, we entered into a new engagement letter with Friedman Billings Ramsey to replace and supersede the May 2002 engagement letter. This new engagement letter agreement gives Friedman Billings Ramsey the right to serve as the Trust’s exclusive financial advisor with respect to any future extraordinary transaction such as a merger, acquisition outside of the ordinary course of business, sale of all or substantially all of our shares or assets or other business combination transaction we undertake, subject to certain exceptions and conditions, during the engagement term, which expires on the earlier of April 30, 2004 or 12 months after the date of completion of our initial public offering, which was June 30, 2003. Friedman Billings Ramsey also has the right under the new engagement letter agreement to participate as a co-lead manager in future public or private capital transactions, other than traditional bank credit facilities and mortgage financings, as well as certain other origination and referral services during the engagement term. Friedman Billings Ramsey will receive customary fees to be agreed upon for each transaction under the new engagement letter. The Trust has entered into an agreement, dated September 20, 2002, with FBR Investment Management, Inc., an affiliate of

Friedman Billings Ramsey, to assist the Trust with the management of our residential mortgage-backed securities investments. Under the terms of this agreement, the Trust paid FBR Investment Management a monthly asset management fee of 0.20% of the month end market value of our residential mortgage-backed securities, subject to a cap of $725,000 per quarter, through January 31, 2003. The Trust amended the agreement effective February 1, 2003, to reduce the monthly asset management fee to 0.15% of the month end market value of our residential mortgage-backed securities, subject to a cap of $725,000 per quarter. Pursuant to the agreement, the Trust paid FBR Investment Management $725,000 for the fourth quarter of 2002 and $280,092 for the first quarter of 2003 for asset management services. Although FBR Investment Management acquires the residential mortgage-backed securities it manages for the Trust, and may do so with a portion of the proceeds of our initial public offering, FBR Investment Management has not received, and will not receive, fees related to the initial acquisition of these securities. The agreement will remain in effect until terminated by either party with 30 days’ prior written notice.

Friedman, Billings, Ramsey Group, Inc.    In connection with a loan that FBR Asset Investment Corporation, successor-by-merger to FBR Asset Investment Corporation, and an affiliate of Friedman, Billings, Ramsey & Co., Inc., made to our operating partnership in the principal amount of $5.0 million, which loan has since been repaid, the Trust issued to FBR Asset warrants to purchase up to $25.0 million of our common shares at $9.30 per share, which was the per share offering price of our common shares in the 144A Offering less the initial purchaser’s discount. FBR Asset elected to terminate these warrants at the time of the 144A Offering and to instead purchase $35.0 million of our common shares in the offering at a price per share equal to $9.30. In addition, the Trust has granted to FBR Asset the right to have one non-voting observer at all of our board meetings, subject to confidentiality and other limitations. This right will expire upon the earlier of FBR Asset’s failure to own at least 100,000 of our common shares and March 5, 2005. Effective March 31, 2003, FBR Asset Investment Corporation merged with and into Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey Group, Inc., as the surviving corporation, succeeded to all of FBR Asset’s rights and interests in the Trust as described above.

Benefits Received by Our Trustees and Executive Officers in Our Formation Transactions

Some of the Trust’s executive officers and Trustees, and their family members and affiliated entities, owned interests in the properties and operating companies that we acquired in our formation transactions, in which the Trust paid consideration, including assumed indebtedness, of approximately $230.5 million in the aggregate. They received consideration as follows:

Name(1)	Cash	Common Shares(2)	Units of Operating Partnership(2)	Total Consideration Received
Nicholas S. Schorsch and Shelley D. Schorsch	$23,277,167	1,204,940	1,714,335	$52,469,917
Jeffrey C. Kahn	$143,214	—	639,509	$6,538,304

(1)	The amounts shown include amounts invested and received by family members and other affiliates of the named persons.
(2)	Each common share and unit of our operating partnership issued in our formation transactions was valued at $10.00.

In addition to the consideration described above, Mr. Schorsch received an aggregate of approximately $4.1 million payable to an entity controlled by him as a disposition fee in his capacity as the general partner of the entities from which we purchased our initial properties.

Other Information Regarding Related Party Transactions

Properties Acquired

The following chart shows certain information relating to the 12 bank branches and two office buildings in which three of the Trust’s executive officers or Trustees and their family members and affiliates invested during the two year period prior to the date on which we acquired these properties in our formation transactions in September 2002. Each investor was paid, through a combination of cash and units of our operating partnership, a proportionate share of the purchase price we paid for the properties in our formation transactions based on their respective ownership percentages.

Property	Executive Officer or Trustee(1)	Investment Dates	Amount Invested	Amount Received in Contribution
12 Bank Branches(2)	Nicholas S. Schorsch and Shelley D. Schorsch	September 20, 2000 to March 15, 2002	$2,015,786	$4,936,362
	Jeffrey C. Kahn		187,372	449,672

123 S. Broad Street	Nicholas S. Schorsch and Shelley D. Schorsch	September 25, 2000	11,507,599	14,400,201
	Jeffrey C. Kahn		2,029,526	2,196,479

177 Meeting Street	Nicholas S. Schorsch and Shelley D. Schorsch	December 29, 2000	2,627,803	3,010,649
	Jeffrey C. Kahn		363,601	330,282

(1)	The amounts shown include amounts invested and received by family members and other affiliates of the named persons.
(2)	Of these 12 bank branches, 11 were acquired pursuant to our formulated price contract with Bank of America, N.A. and the remaining bank branch was acquired pursuant to our formulated price contract with Wachovia Bank, N.A.

At the time of the formation transactions, we determined the value of the properties in which these executive officers or Trustees and their family members and affiliates held interests by dividing the estimated 2003 earnings before interest, taxes and depreciation for each property by a capitalization rate of 9.75%.

Leasehold Interests

The following chart shows certain information relating to leasehold interests in four bank branches in which three of the Trust’s executive officers or Trustees and their family members and affiliates invested during the two year period prior to the date on which we acquired these leasehold interests in the formation transactions. Each investor was paid, through a combination of cash and units of our operating partnership, a proportionate share of the purchase price we paid for the leasehold interests in our formation transactions based on their respective ownership percentages.

Property	Executive Officer or Trustee(1)	Investment Dates	Amount Invested	Amount Received in Contribution
Leasehold Interest in Bank Branches(2)	Nicholas S. Schorsch and Shelley D. Schorsch	May 9, 2001 to May 22, 2001	$0	$202,817
	Jeffrey C. Kahn		0	17,308

(1)	The amounts shown include amounts invested and received by family members and other affiliates of the named persons.
(2)	The four leasehold interests were acquired pursuant to our formulated price contract with Bank of America, N.A.

At the time of the formation transactions, the Trust determined the value of the leasehold interests in which these executive officers or Trustees and their family members and affiliates held interests by dividing the earnings before interest, taxes and depreciation at each property by a capitalization rate of 9.75%.

Related Party Leases

The Trust leases 4,000 square feet in a converted bank branch owned by Nicholas S. Schorsch under a lease expiring in July 2009 which has aggregate annual rent of $66,000 in 2002, subject to increases of the greater of 3% or increases in the Consumer Price Index per year through the expiration of the lease. This property is the first bank branch that Mr. Schorsch acquired. The Trust leases 2,500 square feet in an office building owned by Mr. Schorsch’s wife, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, under a lease with aggregate annual rent of $46,350, which lease expires in 2008 and is subject to annual rent increases of the greater of 3% or the Consumer Price Index. This property is currently for sale.

Related Party Management Services

The Trust currently provides property and asset management services for four bank branches and the Three Beaver Valley Road property, a five-story office building, containing approximately 263,000 rentable square feet, all of which are owned by Mr. Schorsch and Mr. Kahn and other entities affiliated with them. The Trust collects fees in return for performing these services. These fees are determined on an arm’s length basis, and totaled approximately $110,000 in 2002. The three bank branches are currently under agreement for sale, with closing anticipated within 12 months, and one bank branch is currently leased to a third party which is subject to a purchase option by the third party.

INDEPENDENT AUDITORS

KPMG LLP has served as the Trust’s independent public accountants since we were formed in May 2002, and is expected to continue to serve in such capacity during 2003. The Trust expects that a representative from KPMG LLP will attend the Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from shareholders.

STOCK PRICE PERFORMANCE GRAPH

Prior to June 25, 2000, the Trust was not publicly traded and there was no public market for its securities. Therefore, no quoted market prices for the Trust’s common shares are available for the year ended December 31, 2002. Because there were no quoted market prices for the Trust’s common shares for the year ended December 31, 2002, information regarding cumulative total shareholder return on the Trust’s common shares for that period, whether presented on a stand-alone basis or in a comparison with the New York Stock Exchange Composite Index or other indices, would not be meaningful.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Trust’s executive officers and Trustees and person who own more than 10% of the Trust’s common shares to file reports of ownership and changes in ownership of the Trust’s common shares and any other equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Trustees and greater than 10% shareholders are required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file.

The Trust’s officers, Trustees and 10% shareholders were not subject to the requirements of Section 16 of the Securities Exchange Act of 1934 until June 24, 2003, the effective date of the Trust’s initial public offering. Therefore, no Section 16(a) forms were filed for the year ended December 31, 2002. To present date, based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Trust, or written representations from certain reporting persons that no such forms were required to be filed by such persons, the Trust believes that all its executive officers, Trustees and greater than 10% shareholder complied with all filing requirements applicable to them.

2002 ANNUAL REPORT TO SHAREHOLDERS

We have enclosed along with this Proxy Statement a copy of the Trust’s 2002 Annual Report to shareholders that includes all financial statements and schedules. We will provide additional copies of the 2002 Annual Report to each person solicited by this Proxy Statement upon request in writing to the Director of Investor Relations, at ir@afrt.com or 1725 The Fairway, Jenkintown, PA 19046.

APPENDIX A

AUDIT COMMITTEE CHARTER

April 12, 2003

The following shall constitute the Audit Committee Charter (the “Charter”) of the board of trustees of American Financial Realty Trust (the “Company”):

I.    ORGANIZATION

There shall be constituted a standing committee of the board of trustees of the Company (the “Board”) to be known as the audit committee (the “Audit Committee”).

II.    COMPOSITION AND SELECTION

The Audit Committee shall be comprised of three or more trustees. On and after the date (the “Public Trading Date”) on which securities of the Company are registered with the Securities and Exchange Commission (the “SEC”), the members of the Audit Committee shall meet the independence, financial literacy and similar requirements of all applicable rules and regulations of the SEC, the New York Stock Exchange or any other applicable securities exchanges or market (collectively, the “Exchanges”).

All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the applicable rules of the SEC and the Exchanges. At least one member of the Audit Committee shall have accounting or related financial management expertise in compliance with the applicable rules of the SEC and the Exchanges.

No member of the Audit Committee may serve on the audit committees of more than three public companies. If an audit committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee and disclose such determination in the Company’s annual proxy statement.

The members of the Audit Committee shall be appointed by the Board, at the Board’s annual meeting, on the recommendation of the Board or the Nominating and Corporate Governance Committee, and may be removed by the Board. The members of the Audit Committee shall serve for one year or until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee shall designate a Chairman by majority vote of the full Audit Committee membership.

The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.    STATEMENT OF PURPOSE

The primary function of the Audit Committee shall be to assist the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries by monitoring (1) these practices, generally; (2) the integrity of the financial statements and other financial information provided by the Company to its shareholders, any governmental body or the public; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications and independence; and (5) the performance of the Company’s independent auditors and internal audit functions and the integrity of the systems of internal controls regarding finance and accounting that management and the Board have established.

The Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

IV.    COMMITTEE OBJECTIVES

The Audit Committee’s primary objectives include providing an independent, direct and open avenue of communication among the Company’s independent accountants, management, internal auditing department, and the Board; serving as an independent and objective party to review the Company’s financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Company’s independent accountants and internal auditing department; reviewing the adequacy of the internal audit department’s staffing and the qualifications of its personnel; and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

V.    COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification) and shall approve all audit engagement fees and terms and all significant non-audit engagements with the independent auditor. The independent auditor shall be accountable to the Board through the Audit Committee. The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.

The Audit Committee shall make regular reports to the Board, and shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function. The Audit Committee shall review and reassess the adequacy of this Charter, at least annually, and shall recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters

(1)  Review and discuss with management and the independent auditor accounting policies and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative

GAAP methods on the financial statements; consider and approve, when appropriate, any significant changes in the Company’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports; review and discuss major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(2)  Review and discuss with management and the independent auditor the annual audited financial statements, including, when applicable, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K, when applicable;

(3)  Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including the results of the independent auditor’s reviews of the quarterly financial statements, prior to the filing of its Form l0-Q, when applicable;

(4)  Review and discuss with management and the independent auditor: (a) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; and (b) any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Company’s financial statements;

(5)  Review and discuss with management earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma” or “adjusted” non-GAAP information;

(6)  Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies; and

(7)  Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

Oversight of the Company’s Relationship with the Independent Auditor

(1)  Obtain and review a formal written report by the independent auditor, at least annually, which report shall include descriptions of: (a) the independent auditor’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm or its predecessors; (c) any steps taken to deal with such issues; (d) all relationships between the independent auditor and the Company; and (e) any other relationships that may adversely affect the independence of the auditor. The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on a review of the written report and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements;

(2)  Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead partner, taking into consideration the opinions of management and the internal auditors; and present its conclusions with respect to such evaluations to the full Board;

(3)  Set clear hiring policies for employees or former employees of the independent auditors, taking into account pressures that may exist for auditors consciously or subconsciously seeking a job with the Company;

(4)  Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee;

(5)  Establish policies and procedures for the engagement of the independent auditor to provide non-audit services; consider whether the independent auditor’s performance of information technology and other non-audit services is compatible with the auditor’s independence;

(6)  Consider whether there should be a regular rotation of the lead audit partner, or the independent auditing firm itself in order to assure continuing independence of the independent auditor; and

(7)  Discuss with the independent auditor’s national office matters of audit quality and consistency and issues on which the office was consulted by the Company’s independent auditor.

Process Improvement

(1)  Establish regular and separate systems of reporting to the Audit Committee by the Company’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments;

(2)  Review and discuss with the independent auditor the audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to the interim period;

(3)  Review with the Company’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources;

(4)  Review separately with the Company’s management, the independent auditor and the internal auditing department, following completion of the Company’s annual audit, any significant difficulties encountered during the course of the audit, including: (a) difficulties with management’s response; (b) any restrictions on the scope of work or access to required information; and (c) the nature and extent of any significant changes in accounting principles or the application therein;

(5)  Review any significant disagreement among the Company’s management and its independent auditor or the internal auditing department in connection with the preparation of the Company’s financial statements;

(6)  Review any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial, or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company; and

(7)  Review with the Company’s independent auditor, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion.

Oversight of the Company’s Internal Audit Function

(1)  Review the appointment, replacement, reassignment or dismissal of the members of the Company’s internal auditing. department, including the appointment and replacement of the chief financial officer or other senior internal auditing executive;

(2)  Review the regular internal reports to management prepared by the internal auditing department and management’s responses; and

(3)  Discuss with the independent auditor the internal audit department’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

(1)  Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

(2)  Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiaries and affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics; review reports and disclosures of insider and affiliated party transactions; advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations with the Company’s Code of Business Conduct and Ethics;

(3)  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

(4)  Review any material pending legal proceedings involving the Company and other contingent liabilities; discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies; and

(5)  Receive, retain and resolve complaints the Company may receive from employees on a confidential, anonymous basis and others regarding accounting, internal accounting controls and auditing matters. The Company has established procedures for handling such complaints, which are set forth in Section VI.

Ethical and Legal Compliance

(1)  Review with the Company’s counsel legal compliance matters, including corporate securities trading policies;

(2)  Review the procedures established by the Company that monitor the Company’s compliance with its loan and indenture covenants and restrictions; and

(3)  Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VI.    PROCESS FOR HANDLING COMPLAINTS ABOUT ACCOUNTING MATTERS

As part of the Board of Trustee’s procedure for receiving and handling complaints or concerns about the Company’s conduct, the Audit Committee has established the following procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(1)  The Company has established a telephone number for receiving anonymous complaints regarding accounting, internal accounting controls or auditing matters.

(2)  All such complaints will be sent to the chair of the Audit Committee.

(3)  All complaints will be tracked on a separate Board of Trustees’ docket, but handled by the company’s finance and legal staff in the normal manner, except as the Audit Committee may request.

(4)  The status of the specially docketed complaints will be reported on a quarterly basis to the chair of the Audit Committee and, if they so direct, to the Audit Committee or the full Board of Trustees.

(5)  The Audit Committee chair may request special treatment, including the retention of outside counsel or other advisors, for any complaint addressed to it.

VII.    MEETINGS

The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment, but at least four times per calendar year, with the Company’s management, internal auditors and independent auditors, which shall include a review of the Company’s financial statements. Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

In addition, the Audit Committee shall meet quarterly in person or by telephone in executive session with the Company’s independent accountants.

VIII.    LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to certify the Company’s financial statements or to guarantee the auditor’s report. These are the responsibilities of management arid the independent auditor.

IX.    CONSISTENCY WITH DECLARATION OF TRUST

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Declaration of Trust or the Bylaws of the Company, the Declaration of Trust or the Bylaws, as appropriate, shall fully control.

X.    CERTIFICATION

This Audit Committee Charter was duly approved and adopted by the Board of the Company on the 12th day of April, 2003.

APPENDIX B

AMERICAN FINANCIAL REALTY TRUST

2002 EQUITY INCENTIVE PLAN

(As Amended and Restated, Effective July 24, 2003)

TABLE OF CONTENTS

		Page No.
ARTICLE 1.	DEFINITIONS	1

1.1	General	1

ARTICLE 2.	COMMON SHARES SUBJECT TO PLAN	4

2.1	Common Shares Subject to Plan	4

2.2	Add-back of Grants	5

ARTICLE 3.	ELIGIBILITY; AWARDS; AWARD AGREEMENTS	4

3.1	Eligibility	4

3.2	Awards	4

3.3	Provisions Applicable to Section 162(m) Participants	5

3.4	Award Agreement	5

ARTICLE 4.	OPTIONS	5

4.1	Award Agreement for Option Grant	5

4.2	Option Price	6

4.3	Qualification for Incentive Stock Options	6

4.4	Change in Incentive Stock Option Grant	6

4.5	Option Term	6

4.6	Option Exercisability and Vesting	6

4.7	Fair Market Value	7

4.8	Dividend Equivalents	7

ARTICLE 5.	EXERCISE OF OPTIONS	7

5.1	Partial Exercise	7

5.2	Manner of Exercise	7

5.3	Conditions to Issuance of Common Shares	8

5.4	Rights as Shareholders	8

5.5	Ownership and Transfer Restrictions	8

5.6	Limitations on Exercise of Options	8

ARTICLE 6.	AWARD OF RESTRICTED COMMON SHARES	9

6.1	Award Agreement	9

6.2	Award of Restricted Common Shares	9

6.3	Rights as Shareholders	9

6.4	Restriction	9

6.5	Lapse of Restrictions	10

6.6	Repurchase of Restricted Common Shares	10

6.7	Escrow	10

6.8	Legend	10

ARTICLE 7.	SHARE APPRECIATION RIGHTS	10

7.1	Award Agreement for SARs	10

7.2	General Requirements	10

i

		Page No.

7.3	Base Amount	10

7.4	Tandem SARs	10

7.5	SAR Exercisability	11

7.6	Value of SARs	11

7.7	Form of Payment	11

ARTICLE 8.	PERFORMANCE UNITS	11

8.1	Award Agreement for Performance Units	11

8.2	General Requirements	11

8.3	Performance Period and Performance Goals	11

8.4	Payment With Respect to Performance Units	11

ARTICLE 9.	OTHER EQUITY GRANTS	12

9.1	Award Agreement for Equity Grants	12

9.2	Award of Equity Grants	12

ARTICLE 10.	DEFERRALS	12

10.1	Deferrals	12

ARTICLE 11.	ADMINISTRATION	12

11.1	Committee	12

11.2	Duties and Powers of Committee	12

11.3	Compensation; Professional Assistance; Good Faith Actions	13

ARTICLE 12.	MISCELLANEOUS PROVISIONS	13

12.1	Transferability	13

12.2	Amendment, Suspension or Termination of this Plan	13

12.3	Changes in Common Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events	14

12.4	Continued Employment	15

12.5	Tax Withholding	15

12.6	Forfeiture Provisions	16

12.7	Limitations Applicable to Section 16 Persons and Performance-Based Compensation	16

12.8	Restrictive Legend	16

12.9	Effect of Plan Upon Option and Compensation Plans	16

12.10	Compliance with Laws	16

12.11	Titles	17

12.12	Governing Law	17

ii

AMERICAN FINANCIAL REALTY TRUST

2002 EQUITY INCENTIVE PLAN

(As Amended and Restated, Effective July 24, 2003)

American Financial Realty Trust, a Maryland real estate investment trust (the “Company”), initially adopted the American Financial Realty Trust 2002 Equity Incentive Plan (the “Plan”), effective September 10, 2002, for the benefit of Employees, Consultants and Trustees of the Company and First States Group, L.P. The Company hereby amends and restates the Plan, effective July 24, 2003, as set forth herein.

The purposes of this Plan are (a) to recognize and compensate selected Employees, Consultants and Trustees who contribute to the development and success of the Company and its Affiliates and Subsidiaries, (b) to maintain the competitive position of the Company and its Affiliates and Subsidiaries by attracting and retaining, Employees, Consultants and Trustees, and (c) to provide incentive compensation to Employees, Consultants and Trustees based upon the Company’s and/or Affiliate’s and Subsidiary’s performance.

ARTICLE 1.    DEFINITIONS

1.1    General.    Wherever the following initially capitalized terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

“Affiliate” shall mean any entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including without limitation, FS OP.

“Award” shall mean the grant or award of Options, Restricted Common Shares, SARs, Performance Units or Equity Grants under this Plan.

“Award Agreement” shall mean the agreement granting or awarding Options, Restricted Common Shares, SARs, Performance Units or Equity Grants. Such Award Agreement shall be executed by an officer of the Company and the Employee, Consultant or Trustee receiving such grant.

“Award Limit” shall mean, subject to adjustment as described in Section 12.3.1, not more than 3,000,000 Common Shares awarded to a Participant in any calendar year.

“Board” shall mean the Board of Trustees of the Company, as comprised from time to time.

“Cause” shall, except as otherwise defined in the Participant’s Employment Agreement, mean (i) the conviction of the Employee of, or the entry of a plea of guilty or nolo contendere by the Employee to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Employee on a per se basis due to the Company offices held by the Employee, so long as any act or omission of the Employee with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to perform or adhere to explicitly stated duties that are consistent with the terms of his position with the Company, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of the Participant’s Employment Agreement), which, in any such case, continues for thirty (30) days after written notice from the Board to the Employee, or (iv) gross negligence or willful misconduct in the performance of the Employee’s duties. No act, or failure to act, on the Employee’s part will be deemed “gross negligence” or “willful misconduct” unless done, or omitted to be done, by the Employee not in good faith and without a reasonable belief that the Employee’s act, or failure to act, was in the best interest of the Company. The Committee shall determine, in good faith, if an Employee has been terminated for Cause.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation and Human Resources Committee of the Board or such other committee of the Board that is appointed by the Board to serve such purpose under the Plan.

“Common Shares” shall mean the common shares of beneficial ownership, par value $0.001 per share, of the Company.

“Company” shall mean American Financial Realty Trust, a Maryland real estate investment trust, or any business organization which succeeds to its business and elects to continue this Plan. For purposes of this Plan, the term Company shall include, where applicable, the employer of the Employee or Consultant, including without limitation FS OP or such other Affiliate or Subsidiary who employs the Employee or the Consultant.

“Consultant” shall mean a professional or technical expert, consultant or independent contractor who provides services to the Company or an Affiliate or Subsidiary, and who may be selected to participate in the Plan.

“Dividend Equivalents” shall mean dividend equivalents granted under Section 4.8 of this Plan.

“Employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under section 2401(c) of the Code) of the Company or an Affiliate or Subsidiary of the Company, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan.

“Employment Agreement” shall mean the employment, consulting or similar contractual agreement entered into by the Employee or the Consultant, as the case may be, and the Company governing the terms of the Employee’s or Consultant’s employment with the Company, if any.

“Equity Grants” shall mean cash, Common Shares or equity-based awards granted under Article 9 of this Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Shares, as of a given date, shall be determined pursuant to Section 4.7.

“FS OP” means First State Group, L.P., of which the Company is a limited partner and the sole owner of the general partner.

“Good Reason” shall only apply, and shall only have the meaning, as contained in the Participant’s Employment Agreement. Any provision herein that relates to a Termination of Employment by the Participant for Good Reason shall have no effect if there is no Employment Agreement or the Employment Agreement does not contain a provision permitting the Participant to terminate for Good Reason.

“Incentive Stock Option” shall mean an option which conforms to the applicable provisions of section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

“Independent Trustee” shall mean a member of the Board who would not otherwise be classified as an Employee except for his or her position as a member of the Board.

“Non-Qualified Stock Option” shall mean an Option which the Committee does not designate as an Incentive Stock Option.

“OPP” shall mean the American Financial Realty Trust 2003 Outperformance Plan.

“Option” shall mean an option to purchase Common Shares that is granted under Article 4 of this Plan. An option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Trustees and Consultants shall be Non-Qualified Stock Options.

“Participant” shall mean an Employee, Consultant or Trustee who has been determined as eligible to receive an Award pursuant to Section 3.2.

“Performance Units” shall mean performance units granted under Article 8 of this Plan.

“Permanent Disability” or “Permanently Disabled” shall, except as otherwise defined in the Participant’s Employment Agreement, mean the inability of an Employee, Consultant or a Trustee due to a physical or mental impairment to perform the material services of his position with the Company for a period of six (6) months, whether or not consecutive, during any 365-day period. A determination of Permanent Disability shall be made in good faith by the Committee. Notwithstanding the foregoing, if a Participant is determined to be Permanently Disabled pursuant to the terms of his Employment Agreement, he shall be Permanently Disabled for purposes of this Plan.

“Plan” shall mean the American Financial Realty Trust 2002 Equity Incentive Plan, as embodied herein and as amended from time to time.

“Restricted Common Shares” shall mean Common Shares awarded under Article 6 of this Plan.

“Retirement” or “Retire” shall, except as otherwise defined in the Participant’s Employment Agreement, mean a Participant’s Termination of Employment with the Company on or after his 65 birthday.

“Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time.

“SAR” shall mean share appreciation rights awarded under Article 7 of this Plan.

“Section 162(m) Participant” shall mean any Employee the Committee designates to receive an Award whose compensation for the fiscal year in which the Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by section 162(m) of the Code, as determined by the Committee in its sole discretion.

“Subsidiary” shall mean an entity in an unbroken chain beginning with the Company if each of the entities other than the last entity in the unbroken chain owns 50 percent or more of the total combined voting power of all classes of equity in one of the other entities in such chain.

“Termination of Employment” shall mean the date on which the employee-employer, contractual or similar relationship between a Participant and the Company is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination of employment by resignation, discharge, death, Permanent Disability or Retirement, but excluding (i) termination of employment where there is a simultaneous reemployment or continuing employment of a Participant by the Company, and (ii) at the discretion of the Committee, termination of employment which result in a temporary severance of the employee-employer relationship. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to a Termination of Employment (subject to the provisions of any Employment Agreement between a Participant and the Company), including, but not limited to all questions of whether particular leaves of absence constitute a Termination of Employment; provided, however, that, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change the employee-employer, contractual or similar relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said section.

“Trustee” shall mean a member of the Company’s Board.

ARTICLE 2.    COMMON SHARES SUBJECT TO PLAN

2.1  Common Shares Subject to Plan.

2.1.1	The Common Shares subject to an Award shall be shares of the Company’s authorized but unissued, reacquired, or treasury Common Shares. Subject to adjustment as described in Section 12.3.1, the aggregate number of such Common Shares which may be issued under the Plan is 11,375,000 Common Shares; provided, however, prior to July 24, 2003, the aggregate number of such Common Shares which could be issued upon exercise of Options was 3,125,000 Common Shares (which included any restricted Common Shares received by the Participant as a result of the early exercise of an Option pursuant to Section 4.6.3) and the number of shares which could be granted as Restricted Common Shares was 1,500,000 Common Shares (which did not include any restricted Common Shares received by the Participant as a result of the early exercise of an Option pursuant to Section 4.6.3).

2.1.2	The maximum number of Common Shares which may be awarded to any individual in any calendar year as Options and SARs shall not exceed the Award Limit.

2.2    Add-back of Grants.    If any Option or SAR expires or is canceled without having been fully exercised, is exercised in whole or in part for cash as permitted by this Plan, or is exercised prior to becoming vested as permitted under Section 4.6.3 and is forfeited prior to becoming vested, the number of Common Shares subject to such Option or SAR but as to which such Option, SAR or other right was not exercised or vested prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Shares of Common Shares which are delivered by the Participant or withheld by the Company upon the exercise of any Option or other award under this Plan, in payment of the exercise price thereof, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. If any Common Shares granted pursuant to a Restricted Common Share, Performance Unit, Equity Grant or other equity award permitted under the Plan is forfeited by the Participant, such Common Shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Common Shares may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an Incentive Stock Option under section 422 of the Code.

ARTICLE 3.    ELIGIBILITY; AWARDS; AWARD AGREEMENTS

3.1    Eligibility.    Any Employee, Consultant or Trustee selected to participate pursuant to Section 3.2 shall be eligible to participate in the Plan.

3.2    Awards.    The Committee shall determine which Employees, Consultants and/or Trustees shall receive an Award, whether the Employee, Consultant or Trustee will receive Options, Restricted Common Shares, SARs, Performance Units or Equity Grants, whether the Option grant shall be of Incentive Stock Options and/or Non-Qualified Stock Options, and the number of Common Shares subject to such Award, provided, however, that the Compensation Committee has the authority to delegate to the Chief Executive Officer of the Company the authority to award no more than 50,000 Common Shares, in the aggregate, to non-executive, non-contract Employees only.

3.3   Provisions Applicable to Section 162(m) Participants.

3.3.1	Notwithstanding anything in the Plan to the contrary, the Committee may grant Options, Restricted Common Shares, SARs, Performance Units, Dividend Equivalents and/or Equity Grants to a Section 162(m) Participant that vest upon the attainment of performance targets for the Company which are related to one or more of the following performance goals: (i) pre-tax income, (ii) operating income, (iii) cash flow, (iv) earnings per share, (v) return on equity, (vi) return on invested capital or assets, (vii) cost reductions or savings, and/or (viii) such other identifiable and measurable performance objectives, as determined by the Committee. The number of Common Shares granted to a 162(m) Participant that are intended to comply with the performance-based compensation requirements of section 162(m)(4)(C) of the Code shall not exceed the Award Limit.

3.3.2	To the extent necessary to comply with the performance-based compensation requirements of section 162(m)(4)(C) of the Code, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period (or such other time as may be required or permitted by section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the performance goal or goals applicable to the fiscal year or other designated fiscal period, (iii) establish the various targets and bonus amounts which may be earned for such fiscal year or other designated fiscal period and (iv) specify the relationship between performance goals and targets and the amounts to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period. Following the completion of each fiscal year or other designated fiscal period, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period. In determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period.

3.4    Award Agreement.    Upon the selection of an Employee, Consultant or Trustee to become a Participant and receive an Award, the Committee shall cause a written Award Agreement to be issued to such individual encompassing the terms and conditions of such Award, as determined by the Committee in its sole discretion; provided, however, that if applicable, the terms of such Award Agreement shall comply with the terms of such Participant’s Employment Agreement, if any. Such Award Agreement shall provide for the exercise price for Options and SARs, the purchase price for Restricted Common Shares, the performance criteria for Performance Units, the exercisability and vesting schedule, payment terms and such other terms and conditions of such Award, as determined by the Committee in its sole discretion. Each Award Agreement shall be executed by the Participant and an officer or a Trustee (other than the Participant) of the Company authorized to sign such Award Agreement and shall contain such terms and conditions that are consistent with the Plan, including but not limited to the exercisability and vesting schedule, if any, as the Committee in its sole discretion shall determine. All Awards shall be made conditional upon the Participant’s acknowledgment, in writing in the Award Agreement or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his beneficiaries and any other person having or claiming an interest under such Award.

ARTICLE 4.    OPTIONS

4.1    Award Agreement for Option Grant.    Option grants shall be evidenced by an Award Agreement, pursuant to Section 3.4. Award Agreements evidencing Options intended to qualify as performance-based compensation as described in section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 422 of the Code.

4.2    Option Price.    The price per share of the Common Shares subject to each Option shall be set by the Committee; provided, however, that such price shall not be less than 100% of the Fair Market Value of a share of Common Shares on the date the Option is granted, and in the case of Incentive Stock Options granted to an individual then owning (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any Subsidiary or parent corporation thereof (within the meaning of section 422 of the Code) such price shall not be less than 110% of the Fair Market Value of a share of Common Shares on the date the Option is granted.

4.3    Qualification for Incentive Stock Options.    The Committee may grant an Incentive Stock Option to an individual if such person is an Employee of the Company or is an Employee of an Affiliate or Subsidiary as permitted under section 422(a)(2) of the Code.

4.4    Change in Incentive Stock Option Grant.    Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such Option from treatment as an Incentive Stock Option under section 422 of the Code. To the extent that the aggregate Fair Market Value of Common Shares with respect to which Incentive Stock Options (within the meaning of section 422 of the Code, but without regard to section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year (under the Plan and all other Incentive Stock Option plans of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required or permitted by section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4, the Fair Market Value of Common Shares shall be determined as of the time the Option with respect to such Common Shares is granted, pursuant to Section 4.7.

4.5    Option Term.    The term of an Option shall be set by the Committee in its discretion; provided, however, in the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted, or five (5) years from such date if the Incentive Stock Option is granted to an Employee then owning (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any Subsidiary or parent corporation thereof (within the meaning of section 422 of the Code). Such Incentive Stock Options shall be subject to Section 5.6, except as limited by the requirements of section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options.

4.6   Option Exercisability and Vesting.

4.6.1	The period during which Options in whole or in part become exercisable and vest in the Participant shall be set by the Committee and shall be as provided for in the Award Agreement. At any time after the grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option becomes exercisable and vests.

4.6.2	In each Award Agreement, the Committee shall indicate whether the portion of the Option, if any, that remains non-exercisable and non-vested upon the Participant’s Termination of Employment with the Company is forfeited. In so specifying, the Committee may differentiate between the reason for the Participant’s Termination of Employment.

4.6.3

At any time on or after the grant of an Option, the Committee may provide in an Award Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any Common Shares so purchased shall be restricted Common Shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (i) the price per share paid by the Participant for the Common Shares, or (ii) the Fair Market Value of such Common Shares at the time of repurchase, or such other restrictions as the Committee deems appropriate. The Participant shall have, unless otherwise provided by the Committee in the Award Agreement, all the rights of an owner of Common Shares, subject to the restrictions and provisions of his Award Agreement, including the right to vote such Common Shares and to receive all dividends and other distributions paid or made with respect to Common Shares.

4.7    Fair Market Value.    The Fair Market Value of a share of Common Shares as of a given date shall be (i) the closing price of a share of Common Shares on the principal exchange on which shares of Common Shares are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if Common Shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, either the (a) closing sale price, or (b) the mean between the closing representative bid and asked prices for the Common Shares on the trading day previous to such date as reported by NASDAQ or such successor quotation systems, as may be appropriate, or (iii) if Common Shares are not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Common Shares as established by the Company acting in good faith. The Fair Market Value as determined by the Company in good faith and in the absence of fraud shall be binding and conclusive upon all parties hereto, and in any event the Participant agrees to accept and shall not challenge any determination of Fair Market Value made by the Company. If the Company subdivides (by split, dividend or otherwise) the Common Shares into a greater number of Common Shares, or combines (by reverse split or otherwise) the Common Shares into a smaller number of Common Shares after the Company shall have determined the Fair Market Value for the Common Shares subject to an Award (without taking into consideration such subdivision or combination) and prior to the consummation of the purchase, the Fair Market Value shall be appropriately adjusted to reflect such subdivision or combination, and the Company’s good faith determination as to any such adjustment shall be binding and conclusive on all parties hereto.

4.8    Dividend Equivalents.    The Committee may grant Dividend Equivalents in connection with Options granted under the Plan. Dividend Equivalents may be paid currently or accrued as contingent obligations and may be payable in cash or shares of Common Shares and upon such terms as the Committee may establish, including, without limitation, the achievement of specific performance goals.

ARTICLE 5.    EXERCISE OF OPTIONS

5.1    Partial Exercise.    At any time and from time to time prior to the time when any exercisable Option or portion thereof becomes unexercisable under the Plan or the Award Agreement, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional Common Shares and the Committee may, by the terms of the Option, require any partial exercise to be with respect to a minimum number of Common Shares.

5.2    Manner of Exercise.    An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Company of all of the following prior to the time when such Option or such portion becomes unexercisable under the Plan or the Award Agreement:

5.2.1	A written notice signed by the Participant or other person then entitled to exercise such Option or portion thereof, stating that such Option or portion is being exercised, provided such notice complies with all applicable rules established by the Committee from time to time;

5.2.2	Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, causing legends to be placed on Common Share certificates and issuing stop-transfer notices to agents and registrars;

5.2.3	In the event that the Option shall be exercised pursuant to Section 12.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option or portion thereof; and

5.2.4	Full payment (in cash or by a certified check) for the Common Shares with respect to which the Option or portion thereof is exercised, including the amount of any withholding tax due, unless with the prior written consent of the Committee:

5.2.4.1.	payment, in whole or in part, is made through the delivery of shares of Common Shares owned by the Participant, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, provided, that shares of Common Shares used to exercise the Option have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option;

5.2.4.2.	payment, in whole or in part, is made through the surrender of shares of Common Shares then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof;

5.2.4.3.	payment through a broker at the time required in accordance with procedures permitted by Regulation T of the Federal Reserve Board; or

5.2.4.4.	payment is made through any combination of the consideration provided for in this Section 5.2.4 or such other method approved by the Committee consistent with applicable law.

5.3    Conditions to Issuance of Common Shares.    The Company shall not be required to issue or deliver any certificate or other indicia evidencing ownership of shares of Common Shares purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

5.3.1	The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

5.3.2	The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience;

5.3.3	The receipt by the Company of full payment for such Common Shares, including payment of any applicable withholding tax; and

5.3.4	The Participant agreeing to the terms and conditions of the Plan and the Award Agreement.

5.4    Rights as Shareholders.    The holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any Common Shares purchasable upon the exercise of any part of an Option unless and until certificates or other indicia representing such Common Shares have been issued by the Company to such holders.

5.5    Ownership and Transfer Restrictions.    The Committee, in its absolute discretion, may impose at the time of grant such restrictions on the ownership and transferability of the Common Shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the Award Agreement and may be referred to on the certificates or other indicia evidencing such Common Shares.

5.6   Limitations on Exercise of Options.

5.6.1

Vested Incentive Stock Options may not be exercised after the earlier of (i) their expiration date, (ii) twelve (12) months from the date of the Participant’s death, (iii) twelve (12) months from the date of the Participant’s Termination of Employment by reason of his Permanent

Disability, or (iv) the expiration of three (3) months from the date of the Participant’s Termination of Employment for any reason other than such Participant’s death or Permanent Disability, unless the Participant dies within said three-month period. Leaves of absence for less than 90 days shall not cause a Termination of Employment for purposes of Incentive Stock Options.

5.6.2	Non-Qualified Stock Options may be exercised up until their expiration date, unless the Committee provides otherwise in the Award Agreement.

ARTICLE 6.    AWARD OF RESTRICTED COMMON SHARES

6.1    Award Agreement.    Awards of Restricted Common Shares shall be evidenced by an Award Agreement, pursuant to Section 3.4. Award Agreements evidencing Restricted Common Shares intended to qualify as performance-based compensation as described in section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m) of the Code.

6.2   Award of Restricted Common Shares.

6.2.1	The Committee may from time to time, in its absolute discretion, consistent with this Plan:

6.2.1.1.	Determine which Employees, Consultants and/or Trustees shall receive an Award of Restricted Common Shares;

6.2.1.2.	Determine the aggregate number of Common Shares to be awarded as Restricted Common Shares to Employees, Consultants and/or Trustees;

6.2.1.3.	Determine the terms and conditions applicable to such Restricted Common Shares; and

6.2.1.4.	Determine when the restrictions lapse.

6.2.2	The Committee may establish the purchase price, if any, and form of payment for Restricted Common Shares. If the Committee establishes a purchase price, the purchase price shall be no less than the par value of the Common Shares to be purchased, unless otherwise permitted by applicable state law.

6.2.3	Upon the selection of an Employee, Consultant or Trustee to be awarded Restricted Common Shares, the Committee shall instruct the Secretary of the Company to issue such Restricted Common Shares and may impose such conditions on the issuance of such Restricted Common Shares as it deems appropriate.

6.2.4	Restricted Common Share Awards shall vest pursuant to the Award Agreement.

6.3    Rights as Shareholders.    Upon delivery of the shares of Restricted Common Shares to the Participant or the escrow holder pursuant to Section 6.7, the Participant shall have, unless otherwise provided by the Committee in the Award Agreement, all the rights of an owner of Common Shares, subject to the restrictions and provisions of his Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Common Shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Common Shares shall be subject to the restrictions set forth in Section 6.4.

6.4    Restriction.    All shares of Restricted Common Shares issued under this Plan (including any Common Shares received by holders thereof with respect to shares of Restricted Common Shares as a result of stock dividends, stock splits or any other form of recapitalization, if any) shall at the time of grant, in the terms of each individual Award Agreement, be subject to such restrictions as the Committee shall, in its sole discretion, determine, which restrictions may include, without limitation, restrictions concerning voting rights, transferability, vesting, Company performance and individual performance; provided, however, that by action taken subsequent to the time Restricted Common Shares are issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Common Shares may not be sold or encumbered until all restrictions are terminated or expire.

6.5    Lapse of Restrictions.    The restrictions shall lapse in accordance with the terms of the Award Agreement. In the Award Agreement, the Committee shall indicate whether Restricted Common Shares then subject to restrictions are forfeited or if the restrictions shall lapse upon the Participant’s Termination of Employment. In so specifying, the Committee may differentiate between the reason for the Participant’s Termination of Employment.

6.6    Repurchase of Restricted Common Shares.    The Committee may provide in the terms of the Award Agreement awarding Restricted Common Shares that the Company shall have call rights, a right of first offer and/or a right of refusal regarding Restricted Common Shares then subject to restrictions.

6.7    Escrow.    The Company may appoint an escrow holder to retain physical custody of each certificate or control of each other indicia representing Restricted Common Shares until all of the restrictions imposed under the Award Agreement with respect to the Common Shares evidenced by such certificate expire or shall have been removed.

6.8    Legend.    In order to enforce the restrictions imposed upon shares of Restricted Common Shares hereunder, the Committee shall cause a legend or restrictions to be placed on certificates of Restricted Common Shares that are still subject to restrictions under Award Agreements, which legend or restrictions shall make appropriate reference to the conditions imposed thereby.

ARTICLE 7.    SHARE APPRECIATION RIGHTS

7.1    Award Agreement for SARs.    Awards of SARs shall be evidenced by an Award Agreement, pursuant to Section 3.4. Award Agreements evidencing SARs intended to qualify as performance-based compensation as described in section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m) of the Code.

7.2    General Requirements.    The Committee may grant SARs separately or in tandem with any Option (for all or a portion of the applicable Option). The Committee shall determine which Employees, Consultants and/or Trustees shall receive an Award of a SAR and the amount of such Award.

7.3    Base Amount.    The Committee shall establish the base amount of the SAR at the time the SAR is granted. Unless the Committee determines otherwise, the base amount of each SAR shall be equal to the price per share of the related Option or, if there is no related Option, the Fair Market Value of a share of Common Shares as of the date of grant of the SAR.

7.4    Tandem SARs.    Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to an Employee, Consultant or Trustee that shall be exercisable during a specified period shall not exceed the number of shares of Common Shares that the Employee, Consultant or Trustee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Shares covered by such Option shall terminate. Upon the exercise of the SARs, the related Option shall terminate to the extent of an equal number of shares of Common Shares.

7.5  SAR Exercisability.

7.5.1	The period during which SARs in whole or in part become exercisable shall be set by the Committee and shall be as provided for in the Award Agreement. At any time after the grant of a SAR, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions its selects, accelerate the period during which the SAR becomes exercisable.

7.5.2	In each Award Agreement, the Committee shall indicate whether the portion of the SAR, if any, that remains non-exercisable upon the Participant’s Termination of Employment with the Company are forfeited. In so specifying, the Committee may differentiate between the reason for the Participant’s Termination of Employment.

7.6    Value of SARs.    When a Participant exercises a SAR, the Participant shall receive in settlement of such SAR an amount equal to the value of the share appreciation for the number of SARs exercised payable in cash, Common Shares or a combination thereof. The share appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Shares on the date of exercise of the SAR exceeds the base amount of the SAR.

7.7    Form of Payment.    The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, Common Shares or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Common Shares to be received, shares of Common Shares shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Common Shares are received upon exercise of a SAR, cash shall be delivered in lieu of any fractional Common Shares.

ARTICLE 8.    PERFORMANCE UNITS

8.1    Award Agreement for Performance Units.    Awards of Performance Units shall be evidenced by an Award Agreement, pursuant to Section 3.4. Award Agreements evidencing Performance Units intended to qualify as performance-based compensation as described in section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m) of the Code.

8.2    General Requirements.    Each Performance Unit shall represent the right of the Participant to receive an amount based on the value of the Performance Unit, if performance goals established by the Committee are met. A Performance Unit shall be based on the Fair Market Value of a share of Common Shares or such other measurement base as the Committee deems appropriate. The Committee shall determine and set forth in the Award Agreement the number of Performance Units to be granted and the requirements applicable to such Performance Units. The Committee shall determine which Employees, Consultants and/or Trustees shall receive an Award of a Performance Unit and the amount of such Award.

8.3    Performance Period and Performance Goals.    When Performance Units are granted, the Committee shall establish the performance period during which performance shall be measured (the “Performance Period”), performance goals applicable to the Performance Units (“Performance Goals”) and such other conditions of the Award as the Committee deems appropriate. Performance Goals may relate to the financial performance of the Company or its Subsidiaries, the performance of Common Shares, individual performance or such other criteria as the Committee deems appropriate.

8.4    Payment With Respect to Performance Units.    At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units are met, the value of the Performance Units (if applicable), and the amount, if any, to be paid with respect to the Performance Units. Payments with respect to Performance Units shall be made in cash, in Common Shares or in a combination of the two, as determined by the Committee.

ARTICLE 9.    OTHER EQUITY GRANTS

9.1    Award Agreement for Equity Grants.    Awards of Equity Grants shall be evidenced by an Award Agreement, pursuant to Section 3.4. Award Agreements evidencing Equity Grants intended to qualify as performance-based compensation as described in section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m) of the Code.

9.2   Award of Equity Grants.

9.2.1	The Committee may from time to time, in its absolute discretion, grant other types of stock-based awards (including the grant of unrestricted Common Shares), cash-based awards or other equity-based awards under the Plan. The Committee, in its absolute discretion, consistent with this Plan:

9.2.1.1.	Determine which Employees, Consultants and/or Trustees shall receive an Award of an Equity Grant;

9.2.1.2.	Determine the type of stock-based, cash-based or equity-based award to be awarded as Equity Grants to Employee, Consultants and/or Trustees;

9.2.1.3.	Determine the aggregate number of Common Shares, total cash amount, and/or other equity that will be applicable to such Equity Grants; and

9.2.1.4.	Determine the terms and conditions of such Equity Grants and the timing of when any restrictions on such Equity Grants lapse.

9.2.2	Common Shares to be issued under the OPP to participants in the OPP shall be issued under the Plan pursuant to this Article 9.

ARTICLE 10.    DEFERRALS

10.1    Deferrals.    The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Common Shares that would otherwise be due to such Participant in connection with any Option or SAR, the lapse or waiver of restrictions applicable to Restricted Common Shares or the satisfaction of any requirements or objectives with respect to Performance Units or Equity Grants. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such deferrals.

ARTICLE 11.    ADMINISTRATION

11.1    Committee.    The Plan shall be administered by the Compensation Committee of the Board. The Board may remove members, add members, and fill vacancies on the Committee from time to time, all in accordance with the Company’s Articles of Incorporation, by-laws, and with applicable law. The majority vote of the Committee, or for acts taken in writing without a meeting by the unanimous written consent of the members of the Committee, shall be valid acts of the Committee. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board.

11.2    Duties and Powers of Committee.    It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options, Restricted Common Shares, SARs, Performance Units and Equity Grants are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such Award under this Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of section 422 of the Code.

11.3    Compensation; Professional Assistance; Good Faith Actions.    Unless otherwise determined by the Board, members of the Committee shall receive no compensation for their services. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Trustees shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan and any Awards made hereunder, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE 12.    MISCELLANEOUS PROVISIONS

12.1   Transferability.

12.1.1	Not Transferable. No Option, Restricted Common Share, SAR, Performance Unit, Equity Grant or any right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 12.1.1 shall prevent transfers by will or by the applicable laws of descent and distribution or as permitted in Section 12.1.2 below. The Committee shall not be required to accelerate the exercisabilty of an Award or otherwise take any action pursuant to a divorce or similar proceeding in the event Participant’s spouse is determined to have acquired a community property interest in all or any portion of an Award. Except as provided below, during the lifetime of the Participant, only he may exercise an Award (or any portion thereof) granted to him under the Plan. After the death of the Participant, any exercisable portion of an Award, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement or other agreement, may be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

12.1.2	Transfer of Non-Qualified Stock Options. Notwithstanding the foregoing, the Committee may provide in an Award Agreement, or amend an otherwise outstanding Award Agreement to provide, that a Participant may transfer Non-Qualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Non-Qualified Stock Option and the transferred Non-Qualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Non-Qualified Stock Option immediately before the transfer.

12.2   Amendment, Suspension or Termination of this Plan.

12.2.1.1.	Except as otherwise provided in this Section 12.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee; provided, however, no action of the Board or the Committee may be taken that would otherwise require shareholder approval as a matter of applicable law, regulation or rule, without the consent of the shareholders. The Board and Committee cannot reprice, replace or regrant through cancellation or by lowering the price per share of a previously granted Option, unless the shareholders of the Company provide prior approval. No amendment, suspension or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore made to the Participant, unless such right has been reserved in the Plan or the Award Agreement. No Award may be made during any period of suspension or after termination of this Plan. In no event may any Award be made under this Plan after September 9, 2012.

12.2.2	Notwithstanding the foregoing, the Board or the Committee may take any action necessary to comply with a change in applicable law, irrespective of the status of any Award as vested or unvested, exercisable or unexercisable, at the time of such change in applicable law.

12.3    Changes in Common Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

12.3.1	In the event that the Committee determines, in its sole discretion, that any dividend or other distribution (whether in the form of cash, Common Shares, other securities, or other property), on account of a recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company, or other similar event, affects the Common Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of the following:

12.3.1.1.	the maximum number of Common Shares available for Awards;

12.3.1.2.	the maximum number of Common Shares subject to the Award Limit;

12.3.1.3.	the number and kind of Common Shares with respect to which an Award may be made under the Plan;

12.3.1.4.	the number and kind of Common Shares subject to an outstanding Award; and

12.3.1.5.	the exercise price or purchase price with respect to any Award.

12.3.2	In the event of any transaction or event described in Section 12.3.1 or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee determines, in its sole discretion, that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award or right under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

12.3.2.1.

the Committee may provide, either by the terms of the Award Agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, for (i) the purchase of any such Award for the payment of an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable, payable, fully vested or the restrictions lapsed, or (ii) the replacement of such Award with other rights or property selected by the Committee;

12.3.2.2.	the Committee may provide in the terms of such Award Agreement or by action taken prior to the occurrence of such transaction or event that the Award cannot be exercised after such event;

12.3.2.3.	the Committee may provide, by the terms of such Award or by action taken prior to the occurrence of such transaction or event, that for a specified period of time prior to such transaction or event, such Award shall be exercisable, notwithstanding anything to the contrary in Section 4.6 or the provisions of such Award;

12.3.2.4.	the Committee may provide, by the terms of such Award or by action taken prior to the occurrence of such transaction or event, that upon such event, such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar awards covering the shares of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

12.3.2.5.	the Committee may make adjustments in the number, type and kind of shares of Common Shares subject to outstanding Options, Restricted Common Shares, SARs, Performance Units and Equity Grants and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards, and rights and awards which may be granted in the future; and

12.3.2.6.	the Committee may provide either by the terms of a Restricted Common Share Award or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of the Restricted Common Shares may be terminated, and some or all shares of such Restricted Common Shares may cease to be subject to forfeiture under Section 6.5 or repurchase under Section 6.6 after such event.

12.3.3	Subject to Section 12.6, the Committee may, in its sole discretion, at the time of grant, include such further provisions and limitations in any Award Agreement or certificate, as it may deem appropriate and in the best interests of the Company; provided, however, that no such provisions or limitations shall be contrary to the terms of the Participant’s Employment Agreement or the terms of this Plan.

12.3.4	Notwithstanding the foregoing, in the event of a transaction or event described in Sections 12.3.1 or any unusual or nonrecurring transactions or events affecting the Company, no action pursuant to this Section 12.3 shall be taken that is specifically prohibited under applicable law, the rules and regulations of any governing governmental agency or national securities exchange, or the terms of the Participant’s Employment Agreement.

12.4    Continued Employment.    Nothing in this Plan or in any Award Agreement hereunder shall confer upon any Participant any right to continue his employment, consulting or similar relationship with the Company or an Affiliate, whether as an Employee, Consultant, Trustee or otherwise, or shall interfere with or restrict in any way the rights of the Company or an Affiliate, which are hereby expressly reserved, to discharge or terminate the relationship with any Participant at any time for any reason whatsoever, subject to the terms of any Employment Agreement entered into by the Participant and the Company or Affiliate.

12.5    Tax Withholding.    The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or lapse of any restriction of any Option, Restricted

Common Share, SAR, Performance Unit or Equity Grant. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow such Participant to elect to have the Company withhold shares of Common Shares otherwise issuable under such Award (or allow the return of shares of Common Shares) having a Fair Market Value equal to the sums required to be withheld; provided, however, that any Common Shares withheld shall be no greater than an amount that does not exceed the Participant’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

12.6    Forfeiture Provisions.    Pursuant to its general authority to determine the terms and conditions applicable to Awards, the Committee shall have the right to provide, in the terms of such Award, or to require the recipient to agree by separate written instrument, that the Award shall terminate and any unexercised portion of such Award (whether or not vested) shall be forfeited, if (a) a Termination of Employment occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (b) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee or as specified in the Participant’s Employment Agreement, or (c) the Company terminates the Employee with or without Cause.

12.7    Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, any Option, Restricted Common Shares, SARs, Performance Units or Equity Grants granted or awarded to any individual who is then subject to section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act). To the extent permitted by applicable law, Options granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan to the contrary, any Award which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in section 162(m) of the Code (including any amendment to section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

12.8    Restrictive Legend.    All of the Common Shares now outstanding or hereafter issued and/or owned shall be held and transferred subject to the terms of the restrictions herein contained and every certificate representing a share of Common Shares shall contain the following legend: “These shares are held subject to the terms of a certain Company plan and such shares may only be transferred in accordance with the terms thereof. A copy of such plan is available at the office of the Company.”

12.9    Effect of Plan Upon Option and Compensation Plans.    The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Consultants or Trustees, or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.10    Compliance with Laws.    This Plan, the granting and vesting of Awards under this Plan and the issuance and delivery of shares of Common Shares and the payment of money under this Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.11    Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

12.12    Governing Law.    This Plan and any agreements hereunder shall be administered, interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws thereof.

American Financial Realty Trust

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 25, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

Pre-register by notifying Investor Relations 215-887-2280, or email to ir@afrt.com.

Bring the top portion of this Proxy Card for Admission to the Annual Meeting of Shareholders.

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN FINANCIAL REALTY TRUST

September 25, 2003

CO. #	ACCT.#

PROXY VOTING INSTRUCTIONS

Your vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. American Financial Realty Trust encourages you to use either of these cost-effective and convenient ways of voting.

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

The undersigned hereby constitutes and appoints Nicholas S. Schorsch and Edward J. Matey Jr., and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the common shares of American Financial Realty Trust (the “Trust”) which the undersigned hereby may be entitled to vote at the Annual Meeting of Shareholders of the Trust to be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Thursday, September 25, 2003 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof, as follows:

1.	Amendment of the Trust’s Amended and Restated Declaration of Trust to De-Stagger the Board of Trustees and Provide that All Trustees Will Be Subject to Re-election on an Annual Basis.

☐    FOR             ☐    AGAINST             ☐    ABSTAIN

2.	Election of Trustees

(a)	Nominees (in the event Proposal 1 to De-Stagger the Board of Trustees is Approved): Glenn Blumenthal, John M. Eggemeyer III, Raymond Garea, Michael J. Hagan, John P. Hollihan III, William M. Kahane, Richard A. Kraemer, Lewis S. Ranieri, Nicholas S. Schorsch and J. Rock Tonkel.

☐    FOR ALL NOMINEES             ☐    WITHHOLD FOR ALL NOMINEES

☐    WITHHOLD FOR THE FOLLOWING ONLY (In the space provided below, write in the name of the nominee(s) for whom you wish to WITHHOLD)

(Continued from other side)

(b)	Nominees (in the event Proposal 1 to De-Stagger the Board of Trustees is Not Approved): Glenn Blumenthal, Raymond Garea and William M. Kahane.

☐    FOR ALL NOMINEES             ☐    WITHHOLD FOR ALL NOMINEES

☐    WITHHOLD FOR THE FOLLOWING ONLY (In the space provided below, write in the name of the nominee(s) for whom you wish to WITHHOLD)

3.	Amendment and Restatement of the Trust’s 2002 Equity Incentive Plan, Including a 6,750,000 Increase in the Number of Common Shares Authorized for Issuance Under the 2002 Equity Incentive Plan.

☐    FOR             ☐    AGAINST             ☐    ABSTAIN

4.	In their discretion, the proxy holders, on behalf of and at the discretion of the Board of the Trustees of the Trust, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to Maryland law and bylaws of Trust, and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” the above listed proposals.

(Please date and sign on reverse side)

This proxy should be dated, signed by the shareholder(s) and returned promptly to the Trust in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

SIGNATURE

SIGNATURE

DATE: , 2003